UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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HIGHPOINT RESOURCES CORPORATION
(Name of the Registrant as Specified in its Charter)
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555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held May 1, 2019

Dear Shareholder:

The annual meeting of shareholders of HighPoint Resources Corporation will be held on Wednesday, May 1, 2019, at 8:30 a.m., Mountain Time, at 555 17th Street, 38th Floor, Crystal Peak "A" Conference Room, Denver, Colorado 80202, for the following purposes:

1.	To elect the twelve directors identified in the accompanying proxy statement;

2.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers ("say-on-pay");

3.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote if you were a shareholder of record at the close of business on the record date, March 4, 2019.

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the Important Notice Regarding the Availability of Proxy Materials.

A copy of our 2018 annual report can be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials.

An Important Notice Regarding the Availability of Proxy Materials will be mailed to you on or about March 22, 2019. The Notice will provide instructions on how to access this proxy statement, any accompanying proxy card or voting instruction form and our 2018 annual report, as applicable, via the Internet and/or how to request a printed copy of these materials.

The Board of Directors recommends shareholders vote FOR each of the director nominees and FOR Proposals 2 and 3.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

By Order of the Board of Directors

/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Secretary

Denver, Colorado
March 20, 2019

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held May 1, 2019

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors (sometimes referred to as the "Board") of HighPoint Resources Corporation, a Delaware corporation, to be voted at our annual meeting of shareholders to be held at 8:30 a.m. (Mountain Time) on May 1, 2019 at 555 17th Street, 38th Floor, Crystal Peak "A" Conference Room, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that the Important Notice Regarding the Availability of Proxy Materials will be first mailed or given to shareholders on or about March 22, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 1, 2019. This proxy statement is available at www.proxydocs.com/HPR.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

1.
To elect Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Andrew C. Kidd, Lori A. Lancaster, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, Michael R. Starzer, Randy I. Stein, Michael E. Wiley, and R. Scot Woodall as directors of the Company to hold office until the annual meeting of shareholders to be held in the year 2020 and thereafter until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers ("say-on-pay");

3.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Am I entitled to vote at the meeting?

Only shareholders of record on March 4, 2019, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 4, 2019, there were 213,082,194 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we furnish our proxy materials to our shareholders over the Internet, rather than mailing printed copies of those materials to each shareholder. Each shareholder who receives an Important Notice Regarding the Availability of Proxy Materials (sometimes referred to as the "Notice") has the right to vote on all matters presented at the meeting.

You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice provides instructions as to how you may access and review a copy of our proxy materials on the Internet, including this proxy statement and our annual report. The Notice also includes instructions for requesting a printed copy of the proxy materials. If you share an address with another shareholder and have received only one Notice, follow the instructions on the Notice to request that a separate copy of these materials be sent to you at no cost. Beneficial owners (as described below) may contact their broker, bank or other nominee to request a separate copy of these materials.

Can I vote my shares by filling out and returning the Important Notice Regarding the Availability of Proxy Materials?

No. The Important Notice Regarding the Availability of Proxy Materials only identifies the items to be voted on at the meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see "What are the different methods that I can use to vote my shares of common stock?" below.

What is the difference between holding shares as a "shareholder of record" and holding shares as "beneficial owner" (or in "street name")?

Most shareholders are considered "beneficial owners" of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in "street name."

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the "shareholder of record" with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting. For additional information, please see "What are the different methods that I can use to vote my shares of common stock?" below.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name, and the Important Notice Regarding the Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting. If you are a beneficial owner of shares held in street name and do not provide your broker, bank or nominee with specific voting instructions, the broker, bank or nominee may generally vote on "routine" matters, but cannot vote on "non-routine" matters. If the broker, bank or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is referred to as a "broker non-vote."

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

By Written Proxy: Shareholders of record who have specifically requested and received printed proxy materials can vote their shares by marking, signing and timely returning the proxy card that is enclosed with the printed proxy materials.

By Telephone or Via the Internet: Shareholders of record who received the Important Notice Regarding the Availability of Proxy Materials can vote their shares by telephone or via the Internet by following the instructions provided in the Notice. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

In Person: All shareholders of record may vote in person at the annual meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner: If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their broker, bank or nominee in order to direct such broker, bank or other nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Street name or beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date. There is no cumulative voting for directors.

Can I revoke or change my vote?

Yes. A shareholder of record may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Shareholders of record who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet. Beneficial owners must follow instructions provided by their broker, bank or other nominee. A shareholder's last timely vote, whether via the Internet, by telephone, by mail or in person, is the one that will be counted.

What constitutes a quorum?

Shareholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 4, 2019, the record date for the meeting, there were 213,082,194 shares of our common stock outstanding.

What are the Board's recommendations?

Our Board recommends a vote:

•	"FOR" each of the twelve nominees for election as directors;

•	"FOR" the proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers ("say-on-pay"); and

•	"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation if given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the twelve nominees for election as directors who receive the greatest number of votes will be elected. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers ("say-on-pay") requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes and abstentions will have no effect on the outcome of the proposal.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Abstentions will have no effect on the outcome of the ratification. There will be no broker non-votes on this proposal because it is considered a routine matter.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted "FOR" the election of the nominees named in this proxy statement for director, "FOR" approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers, and "FOR" ratification of the appointment of Deloitte & Touche LLP. Votes at the annual meeting of shareholders are counted by the inspector of election appointed by the chair of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2018 may be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. None of the information contained in our annual report is proxy solicitation material.

We will bear the expense of soliciting proxies. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms "us," "we," "our," or the "Company" will be used in this proxy statement to include HighPoint Resources Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors is not classified, and all directors serve annual terms until their successors are duly elected and qualified.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors has nominated incumbent directors Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Andrew C. Kidd, Lori A. Lancaster, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, Michael R. Starzer, Randy I. Stein, Michael E. Wiley, and R. Scot Woodall, for re-election to the Board at the annual meeting. The Board of Directors recommends that each of those nominees be re-elected to hold office until the annual meeting of shareholders to be held in 2020, and thereafter until his or her successor is elected and qualified or his or her earlier resignation or removal. Biographical information concerning each nominee and our executive officers is set forth below under "Directors and Executive Officers."

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in the shareholder's name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for Mark S. Berg, Scott A. Gieselman, Craig S. Glick, Andrew C. Kidd, Lori A. Lancaster, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, Michael R. Starzer, Randy I. Stein, Michael E. Wiley, and R. Scot Woodall. For purposes of the election of directors, withheld votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or the Nominating and Corporate Governance Committee may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MARK S. BERG, SCOTT A. GIESELMAN, CRAIG S. GLICK, ANDREW C. KIDD, LORI A. LANCASTER,
JIM W. MOGG, WILLIAM F. OWENS, EDMUND P. SEGNER, III, MICHAEL R. STARZER, RANDY I. STEIN, MICHAEL E. WILEY, AND R. SCOT WOODALL AS DIRECTORS.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following table sets forth the names of our directors, their respective positions and ages, and the year in which each director was initially elected. All directors stand for election annually.

Non-Employee Directors	Age	Position	Year First Elected as Director
Jim W. Mogg (1)(2)(3)	70	Chairman	2007
Mark S. Berg (1) (3)	60	Director	2018
Scott A. Gieselman	55	Director	2018
Craig S. Glick	59	Director	2018
Andrew C. Kidd (2)(4)	56	Director	2018
Lori A. Lancaster (2)(4)	49	Director	2018
William F. Owens (1)(2)	68	Director	2010
Edmund P. Segner, III (1)(3)(4)	65	Director	2009
Michael R. Starzer (3)	57	Director	2018
Randy I. Stein (2)(4)	65	Director	2004
Michael E. Wiley (1)(3)(4)	68	Director	2005

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating Committee and Corporate Governance Committee.

(3)	Member of the Reserves and EHS Committee.

(4)	Member of the Audit Committee.

Information regarding each director's principal occupation for the past five years, other directorships and additional information is set forth below.

Jim W. Mogg. Mr. Mogg has served as a director of the Company since May 2007, as Lead Director from February 2010 until January 2013, and as Chair since January 2013. Mr. Mogg has served as a director of Matrix Service Company, a publicly traded engineering and construction company, since August 2013, and was elected as Chairman in October of 2018. Mr. Mogg has served as a director of ONEOK, Inc., a publicly traded diversified energy company, since July 2007. Mr. Mogg served as a director of ONEOK Partners, L.P. from August 2009 until it was merged into an affiliate in July 2017 and ceased to be publicly traded. From 2005 to 2007, Mr. Mogg served as Chairman of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., and from 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. Mr. Mogg is currently on the Audit Committee and Nominating and Corporate Governance Committee at ONEOK Inc. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream, LLC was the general partner of TEPPCO Partners, LP and Mr. Mogg was Vice Chairman of TEPPCO Partners from April 2000 to May 2002 and Chairman from May 2002 to February 2005. In addition, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27 year period. Mr. Mogg has a Bachelor of Science in Mathematics from Southwestern Oklahoma State University and completed the Advanced Management Program at Harvard University. The Board has concluded that Mr. Mogg is qualified to serve as a director due to his extensive oil and gas industry executive management experience, including serving as chief executive officer, in addition to extensive experience as a public company director.

Mark S. Berg. Mr. Berg has served as a director of the Company since March 2018. Mr. Berg is currently Executive Vice President, Corporate/Vertically Integrated Operations at Pioneer Natural Resources. Mr. Berg joined Pioneer in 2005 as  Executive Vice President & General Counsel. He was promoted to Pioneer's Executive Vice President, Corporate in January 2014, named Executive Vice President, Corporate/Operations in August 2015 and became Executive Vice President, Corporate/Vertically Integrated Operations in May 2017. Mr. Berg is a member of Pioneer's Management Committee and is responsible for the company's vertically integrated service companies: Pioneer Pumping Services, Pioneer Sands and Pioneer Well Services. His corporate responsibilities include oversight of Legal, Land, Regulatory Affairs, Government Affairs and Corporate Communications. Mr. Berg has served as a director of ProPetro Holding Corp., an oilfield services company, since

February 2019. He began his career in 1983 with the Houston-based law firm Vinson & Elkins L.L.P. and served as a partner from 1990 through 1997. He served as Executive Vice President, General Counsel and Secretary of American General Corporation, a Fortune 200 diversified financial services company, from 1997 through 2001. Subsequent to the sale of American General to American International Group, Mr. Berg was appointed Senior Vice President, General Counsel and Secretary of Hanover Compressor Company, a NYSE company specializing in natural gas compression and processing. Mr. Berg received his Juris Doctor, with honors, from the University of Texas School of Law, and graduated magna cum laude and Phi Beta Kappa with a Bachelor of Arts in Public Policy from Tulane University. The Board has concluded that Mr. Berg is qualified to serve as a director because of his current position as an executive officer of a public oil and gas company, in addition to being an experienced oil and gas attorney.

Scott A. Gieselman. Mr. Gieselman has served as a director of the Company since March 2018. Mr. Gieselman has served as a Partner at NGP Energy Capital Management, L.L.C. since April 2007. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. Since February 2017, Mr. Gieselman has served on the board of Vantage Energy Acquisition Corp. He served as a Director of WildHorse Resources II, LLC, a private independent energy company, and WildHorse Resource Development Corporation, a Houston-based independent oil and natural gas company, from September 2016 until its merger with Chesapeake Energy in February 2019. Mr. Gieselman served as a member of the board of directors of Rice Energy, Inc. from January 2014 until April 2017, and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College. The Board has concluded that Mr. Gieselman is qualified to serve as a director due to his extensive banking and strategic advisory experience.

Craig S. Glick. Mr. Glick has served as a director of the Company since March 2018. Mr. Glick has over 32 years of legal and financial experience. He joined NGP Energy Capital Management, L.L.C. in 2006, serves as Partner of the NGP Funds, and sits on the Firm's Executive Committee. Previously, Mr. Glick served as Managing Director and General Counsel for NGP Midstream & Resources from 2006 to 2008. Mr. Glick has served as a director of Vantage Energy Acquisition Corp. since February 2017. He was a founding partner of Kosmos Energy Holdings and served as Senior Vice President, General Counsel and Corporate Secretary from 2003 to 2006. His previous tenures also include Hunt Resources and Hunt Oil Company (1999 to 2003), Gulf Canada Resources, Limited (1994 to 1999), and Torch Energy Advisors (1994). Mr. Glick was a Partner in the law firm Vinson & Elkins from 1985 to 1994, and has been a director of Northern Blizzard Resources, Inc., Parallel Energy Trust, Westside Energy, Inc. and Gulf Indonesia Resources. Mr. Glick received a B.A. in Political Science, cum laude, in 1982 from Tulane University and earned a J.D. in 1985 from the University of Texas School of Law, where he was a member of the Texas Law Review. The Board has concluded that Mr. Glick is qualified to serve as a director because he is an attorney with a strong oil and gas industry background, and has served as a director of numerous public and private oil and gas companies.

Andrew C. Kidd. Mr. Kidd has served as a director of the Company since March 2018. Mr. Kidd is currently serving as a legal consultant to institutional investors in the energy industry. Mr. Kidd has also served on the boards of Sheridan Production Partners I, LLC and its affiliated entities ("Sheridan") as an Independent Director since February, 2019. Sheridan is a private oil and gas company based in Houston, Texas. Mr. Kidd served as Senior Vice President and General Counsel at Ultra Petroleum from November 2018 until March 2019. From May 2017 to November 2018, Mr. Kidd served as an Independent Manager for GenOn Americas Generation, Inc. in connection with the GenOn bankruptcy. Mr. Kidd served as the Chief Executive Officer, President and General Counsel of Samson Investment Company and Samson Resources Corporation from February 2016 through March 2017, and served on the Company's Executive Team as Senior Vice President and General Counsel from September 2013 through January 2016. From October 2011 to August 2013, he served as Partner and General Counsel of Anthem Energy, a private investment manager that develops and operates energy investments. Prior to joining Anthem, Mr. Kidd was Senior Vice President and General Counsel of Quantum Utility Generation, LLC, a power generation asset operator. From August 2004 to December 2008, Mr. Kidd was with Constellation Energy Group, Inc. ("CEG"), serving in various positions, including Deputy General Counsel of CEG, General Counsel of Constellation Energy Resources, the business organization representing CEG's customer supply, global commodities and portfolio management activities, and a member of the Board of Managers of Constellation Energy Partners LLC, a publicly traded exploration and production company that was previously sponsored by CEG. Earlier in his career, he served as Senior Vice President and Deputy General Counsel of El Paso Corporation and held various officer level positions at Covanta Energy, Inc. Mr. Kidd began his law career as an associate at DLA Piper in Baltimore, Maryland. Mr. Kidd received his Bachelor of Arts degree from Dartmouth College and his Juris Doctorate degree, with honors, from the University of Maryland School of Law, where he was an editor of the University of Maryland Law Review. The Board has concluded that Mr. Kidd is qualified to serve as a director because he is an attorney with significant legal and executive management experience in the oil and gas industry.

Lori A. Lancaster. Ms. Lancaster has served as a director of the Company since December 2018. Ms. Lancaster has extensive experience in the oil and gas sector and is a former Managing Director of the Global Energy Group at UBS Securities, a position she held from December 2013 to August 2016. Prior to UBS she was a Managing Director in the Global Natural Resources groups at Goldman, Sachs & Co. from July 1999 to July 2008 and Nomura Securities from June 2010 to September 2013. During her 18-year tenure in investment banking, she led or was a key member of the execution team on more than $60 billion of announced energy M&A deals and led the structuring and execution of numerous capital markets transactions. She also previously served as an independent director on Energen Corporation's Board of Directors. Ms. Lancaster earned a bachelor's degree from Texas Christian University and a Master of Business Administration degree from the University of Chicago's Booth School of Business. The Board has concluded that Ms. Lancaster is qualified to serve as a director due to her extensive finance and investment banking experience, including capital markets and M&A experience focused on the oil and gas industry.

William F. Owens. Mr. Owens has served as a director of the Company since May 2010. Mr. Owens served as Governor of Colorado from 1999 to 2007, as State Treasurer from 1995 to 1999, and, prior to that, as a Colorado state legislator. Prior to his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche LLP), served as Executive Director of the Colorado Petroleum Association, and as Executive Vice President of the Rocky Mountain Oil and Gas Association. He served as a director of Key Energy Services, Inc., a publicly traded oil field services company, from 2007-2016.  Mr. Owens is affiliated with Greenberg Traurig, an international law firm. He has served as a director of Cloud Peak Energy Inc., a publicly traded coal company, since January 2010, and is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. He has served as a director of Federal Signal, a publicly traded manufacturing and industrial company, since April 2011, and is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Owens is currently Chairman of the Supervisory Board of the Credit Bank of Moscow, a privately-owned Russian bank. Mr. Owens holds a master's degree in Public Affairs from the University of Texas at Austin and earned his Bachelor of Science at Stephen F. Austin State University. He is also a Senior Fellow at the University of Denver's Institute for Public Policy Studies. The Board has concluded that Mr. Owens is qualified to serve as a director due to his broad regulatory and government relations expertise, in addition to extensive experience as a public company director.

Edmund P. Segner, III. Mr. Segner has served as a director of the Company since August 2009. Mr. Segner is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006. In 2008, Mr. Segner retired from EOG Resources, Inc. ("EOG"), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG were President, Chief of Staff, and Director from 1999 to 2007. From March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner has served as a director of Archrock, Inc., a natural gas contract compression services company, since July of 2018, and is currently Lead Director at Laredo Petroleum, Inc., an oil and gas exploration and development company focused on the Permian Basin, where he has been a director since August of 2011. He previously served as a director of Archrock GP LLC (formerly Exterran GP LLC) from May 2009 until April 2018, and Midcoast Energy Partners, L.P., a master limited partnership engaged in the natural gas and natural gas liquids midstream business primarily in Texas and Oklahoma, from February 2014 until April 2017. He also served as a director of Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, from August 2009 until October 2011. Mr. Segner graduated from Rice University with a Bachelor of Science degree in civil engineering and received an M.A. degree in economics from the University of Houston. He is a certified public accountant. The Board has concluded that Mr. Segner is qualified to serve as a director because of his financial accounting expertise and many years of executive management experience in the oil and gas industry.

Michael R. Starzer. Mr. Starzer has served as a director of the Company since March 2018. Mr. Starzer has served as Chairman and CEO of Fifth Creek Energy Company, LLC since its inception in 2014, and Fifth Creek Energy Operating Company, LLC from 2014 until its merger with HighPoint in March 2018. Mr. Starzer has 35 years of experience in the oil and gas industry and is a member of multiple professional and technical organizations. In 1999, Mr. Starzer founded the first Bonanza Creek Company serving in positions of Managing Partner, President and CEO, and on the board of each of the four Bonanza Creek companies. In January 2014, Mr. Starzer retired from the fourth company, Bonanza Creek Energy, Inc., and established Fifth Creek Energy. From May 2013 to July 2018 Mr. Starzer served on the Board of Directors of Newalta Corporation, a Canadian-based service provider of engineered environmental solutions for the oil and gas industry, until completion of a merger between Newalta and Tervita Corporation. Mr. Starzer is a Registered Professional Engineer in Petroleum Engineering and a member of the National Association of Corporate Directors (U.S.) and the Institute of Corporate Directors (Canada) and is a member of the Society of Petroleum Evaluation Engineers. Mr. Starzer has a degree in Petroleum Engineering from the Colorado School of Mines and a Master of Science degree in Engineering Management from the University of Alaska. The Board has concluded that Mr. Starzer is qualified to serve as a director because of his experience serving as chief executive officer and director of other public and private oil and gas companies, expertise in petroleum engineering, and knowledge of current developments and best practices in the industry.

Randy I. Stein. Mr. Stein has served as a director of the Company since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant, having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Since January 2005, Mr. Stein has served as a director and Chairman of the Audit Committee of Denbury Resources Inc., a publicly traded exploration and production company. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating/Corporate Governance Committee, and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver-based public company engaged in the design, production, and marketing of family convenience products, where he served on the Audit and Compensation Committees. The Board has concluded that Mr. Stein is qualified to serve as a director because of his expertise in financial accounting and taxation, and many years of service as a director, including for other publicly traded oil and gas companies.

Michael E. Wiley. Mr. Wiley has served as a director of the Company since January 2005. Mr. Wiley has over 40 years of experience in the energy industry. He served as a director of Andeavor, formerly known as Tesoro Corporation, a publicly traded independent oil refiner and marketer, from 2005 until its merger with Marathon Petroleum Corporation in October 2018, and Tesoro Logistics GP, LLC, the General Partner of Andeavor Logistics, LP, from 2015 through October 2018. Mr. Wiley was Chairman of the Board, Chief Executive Officer and President of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 through October 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. From 2007 to 2012 Mr. Wiley served as a trustee of Fidelity Equity and High Income Funds; from 2012 to March 2018 Mr. Wiley served as Chairman of the Independent Trustees of Fidelity Sector Portfolios; Mr. Wiley currently serves as Vice-Chairman of the Independent Trustees of Fidelity Equity, High Income and Sector Portfolios, which oversee the management and operations of mutual and exchange traded funds. Mr. Wiley was a director of Spinnaker Exploration Company, a publicly traded exploration and production company, from 2001 until its sale in 2005. The Board has concluded that Mr. Wiley is qualified to serve as a director due to his extensive oil and gas industry executive management experience, including serving as chief executive officer, in addition to extensive experience as a public company director.

Executive Officers

The following table sets forth the names of our executive officers, their respective positions and ages, and, with respect to Mr. Woodall, the year he was first elected as a director of the Company.

Executive Officers	Age	Position	Year First Elected as Director
R. Scot Woodall	57	Chief Executive Officer and President	2013
William M. Crawford	51	Chief Financial Officer	—
Kenneth A. Wonstolen	67	Senior Vice President, General Counsel; and Corporate Secretary	—
Troy L. Schindler	62	Senior Vice President, Operations	—
Paul W. Geiger, III	47	Chief Operating Officer	—
David R. Macosko	57	Senior Vice President, Accounting	—
Terry R. Barrett	59	Senior Vice President, Geosciences	—

Information regarding each executive officer's principal occupation for the past five years and additional information is set forth below.

R. Scot Woodall. Mr. Woodall has served as our Chief Executive Officer and President since January 2013 and served as Chief Operating Officer from July 2010 until August 2013. Mr. Woodall became a director of the Company in May 2013. He served as Executive Vice President-Operations from February 2010 until July 2010 and as our Senior Vice President-Operations from April 2007 until February 2010. Mr. Woodall has over 30 years of industry experience. Mr. Woodall received a Mechanical Engineering degree from Louisiana State University in 1984. He received much of his technical training and operations experience while employed at Amoco. He was exposed to a variety of basins and operating environments at multiple field, district, and regional Amoco offices. Mr. Woodall later worked at Snyder Oil and Forest Oil companies, holding a variety of operations and asset management positions.

William M. Crawford. Mr. Crawford has served as Chief Financial Officer since May 2018 and previously served as Senior Vice President - Treasury and Finance from February 2016 until May 2018. He served as Vice President - Finance and Marketing from February 2009 until February 2016, and served as Director - Finance, Financial Analyst and in other functions in the finance department since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with several subsidiaries of Schlumberger Limited, an international oilfield services company. Mr. Crawford has a Bachelor of Science in Accounting degree from Colorado State University.

Kenneth A. Wonstolen. Mr. Wonstolen has served as Senior Vice President-General Counsel since August 2013. Prior to joining HighPoint Resources Corporation, Mr. Wonstolen served as Senior Counsel at the law firm Beatty & Wozniak, P.C. since 2009. Mr. Wonstolen has more than 30 years of experience in the oil and natural gas industry, including serving as corporate counsel and officer at Gerrity Oil & Gas Corporation and corporate counsel at Patina Oil & Gas Corporation, its successor. Mr. Wonstolen has special expertise in asset transactions and associated due diligence, environmental management and compliance, conservation matters such as spacing and pooling, complex surface use agreements, litigation and public affairs. He has testified before the U.S. Congress on a variety of subjects, is the author of numerous articles and has been named a "Best Lawyer in America" in the oil and gas category. Mr. Wonstolen has a Bachelor of Arts, magna cum laude, from the State University of New York and a Master of Environmental Policy and Management from the University of Denver. Mr. Wonstolen earned his J.D. from the University of Colorado School of Law.

Troy L. Schindler. Mr. Schindler has served as Senior Vice President-Operations since February 2016. He served as Vice President—Drilling from May 2010 until February 2016, and previously as Drilling and Completions Manager since joining HighPoint Resources Corporation in 2003. For the 24 years prior to joining HighPoint Resources Corporation, Mr. Schindler was employed by Marathon, Union Pacific Resources, Snyder Oil Company and EOG Resources in a variety of positions of increasing responsibility. Mr. Schindler has a Bachelor of Science in Petroleum Engineering from the University of Wyoming.

Paul W. Geiger, III. Mr. Geiger has served as Chief Operating Officer since July 2018. Mr. Geiger previously served as Senior Vice President - SWN Advance at Southwestern Energy Company from August 2017 until his resignation in May 2018. He served as Senior Vice President - Corporate Development at Southwestern Energy Company from March 2016 until August 2017, as Senior Vice President - West Virginia Division from December 2014 until March 2016, and as Senior Vice President - Fayetteville Shale Division from April 2014 to December 2014. Prior to his tenure at Southwestern Energy Company, Mr. Geiger worked at Quantum Resources Management, LLC as well as for Quantum's public E&P MLP, QR Energy, LP, from April 2009 until April 2014, serving as Senior Vice President, Eastern Business Unit at the time of his resignation. Mr. Geiger has over 23 years of experience in the oil and gas industry. He has a Master of Business Administration, Finance, degree from the University of Texas and a Bachelor of Science, Petroleum Engineering, degree from the University of Texas.

David R. Macosko. Mr. Macosko has served as Senior Vice President-Accounting since February 2010 and previously served as the Company's Vice President-Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager-Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies as well as Vice President at Patina Oil & Gas Corporation and Gerrity Oil & Gas Corporation. Mr. Macosko has an undergraduate degree from West Virginia University and over 30 years of oil and gas accounting experience.

Terry R. Barrett. Mr. Barrett has served as Senior Vice President-Geosciences since January 2013 and previously served as Senior Vice President-Exploration from February 2010 until January 2013, and as Senior Vice President-Rockies Exploration from February 2009 until January 2010. He served as Senior Vice President-Exploration, Northern Division from March 2006 through February 2009, and in other functions in geosciences since the Company's inception in January 2002. Prior to joining the Company, Mr. Barrett worked for other oil and gas companies, including Barrett Resources and its successor, The Williams Companies. Mr. Barrett has a Bachelor of Science in Geology degree from the University of Colorado, Boulder and a Master of Science in Geology degree from Kansas State University.

BENEFICIAL OWNERS OF SECURITIES

The following table and footnotes show information as of March 4, 2019, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our Board of Directors and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o HighPoint Resources Corporation, 555 17th Street, Suite 3700, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of stock awards within 60 days of March 4, 2019 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned does not include these shares for other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Shareholders:
Fifth Creek Energy Company, LLC 5753 South Prince Street Littleton, CO 80120	100,000,000	(2)	46.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,106,285	(3)	7.6%
Named Executive Officers:
R. Scot Woodall	603,539	(4)	*
William M. Crawford	113,394	(5)	*
Kenneth A. Wonstolen	143,294	(6)	*
Troy L. Schindler	260,911	(7)	*
William K. Stenzel	160,606	(8)	*
Non-Employee Directors:
Jim W. Mogg	236,505	(9)	*
Mark S. Berg	46,235	(9)	*
Scott A. Gieselman	—	(10)	*
Craig S. Glick	—	(10)	*
Andrew C. Kidd	35,512	(9)	*
Lori A. Lancaster	18,820	(11)	*
William F. Owens	120,306	(12)	*
Edmund P. Segner, III	111,458	(13)	*
Michael R. Starzer	84,485	(9)	*
Randy I. Stein	128,304	(9)	*
Michael E. Wiley	159,390	(9)	*
All executive officers and directors as a group (16 persons)	2,222,759	(14)	1.0%

*	Less than 1%.

(1)	Based on an aggregate of 213,082,194 shares of our common stock outstanding as of March 4, 2019.

(2)
Based solely on information as of February 13, 2019 included in a Schedule 13G filed with the SEC on February 13, 2019. Fifth Creek Energy Company, LLC ("FCEC") holds shared voting power as to 100,000,000 shares and shared dispositive power as to 100,000,000 shares. The reported securities are owned directly by FCEC and indirectly by NGP XI US Holdings L.P., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("NGP XI US Holdings"), which owns a majority of the capital interests in FCEC. As a result, NGP XI US Holdings may be deemed to indirectly beneficially own the shares held by FCEC. NGP XI Holdings GP, L.L.C., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("NGP XI Holdings GP") (the sole general partner of NGP XI US Holdings), NGP Natural Resources XI, L.P., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("NGP Natural Resources XI") (the sole member of NGP XI Holdings GP), G.F.W. Energy XI, L.P., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("GFW Energy XI") (the sole general partner of NGP Natural Resources XI) and GFW XI, L.L.C., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("GFW XI") (the sole general partner of GFW Energy XI) may each also be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI has delegated full power and authority to manage NGP XI US Holdings to NGP Energy Capital Management, L.L.C., 5221 N. O'Connor Blvd., Suite 1100, Irving, Texas 75039 ("NGP ECM") and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of FCEC, NGP XI Holdings GP, NGP Natural Resources XI, GFW Energy XI, GFW XI and NGP ECM disclaims beneficial ownership of the reported securities in excess of its pecuniary interest therein.

(3)
Based solely on information as of December 31, 2018 included in a Schedule 13G filed with the SEC on February 8, 2018, BlackRock, Inc. holds sole voting power as to 15,797,115 shares and sole dispositive power as to 16,106,285 shares.

(4)	Includes 2,227 shares in Mr. Woodall's company 401(k) account.

(5)	Includes 3,035 shares in Mr. Crawford's company 401(k) account.

(6)	Includes 15,000 shares in Mr. Wonstolen's IRA account and 1,114 shares in Mr. Wonstolen's company 401(k) account.

(7)	Includes 150,000 shares in Mr. Schindler's IRA account and 2,102 shares in Mr. Schindler's company 401(k) account.

(8)	Includes 433 shares in Mr. Stenzel's company 401(k) account.

(9)	Includes 17,985 restricted stock units that could vest within 60 days of March 4, 2019.

(10)	Mr. Gieselman and Mr. Glick do not have beneficial ownership of our common stock.

(11)	Includes 8,820 restricted stock units that could vest within 60 days of March 4, 2019.

(12)	Includes 76,389 vested restricted stock units for which Mr. Owens elected to defer settlement to a later date and 17,985 restricted common stock units that could vest within 60 days of March 4, 2019.

(13)	Includes 82,148 vested restricted stock units for which Mr. Segner elected to defer settlement to a later date and 17,985 restricted common stock units that could vest within 60 days of March 4, 2019.

(14)	Includes 152,700 restricted common stock units that could vest within 60 days of March 4, 2019 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.

General

Have you adopted corporate governance guidelines?
Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, Board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?
Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.

How can I view or obtain copies of the corporate governance materials?
Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws (the "Bylaws"), are available on our website for viewing and printing. Go to www.hpres.com, then to the "About Us" tab and then to the "Corporate Governance" tab. We also will provide shareholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:

HighPoint Resources Corporation
Attention: Corporate Secretary
555 17th Street, Suite 3700
Denver, Colorado 80202
(303) 293-9100
via Internet: Go to www.hpres.com.com, then to the "About Us" tab and then to the "Contact Us" tab

Board of Directors

How many independent directors are on the Board? How do you determine whether a director is independent?
Our Board affirmatively determined that eight of the twelve directors serving at the end of fiscal year 2018 are "independent" as that term is defined by New York Stock Exchange ("NYSE") rules, i.e., Messrs. Berg, Kidd, Mogg, Owens, Segner, Stein, and Wiley, and Ms. Lancaster. In making the independence determination, the Board of Directors considered the directors' relationships with us, including commercial relationships with entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that the eight directors named above are independent under the standards set forth by the NYSE.

How many times did the Board meet last year?
Our Board met in person or by telephone conference eight times during 2018.

Did any of the directors attend fewer than 75% of the meetings of the Board and such director's assigned committees during 2018?
No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2018.

How many of the directors attended the 2018 annual meeting of shareholders?
Due to the merger of Bill Barrett Corporation and Fifth Creek Energy Operating Company, LLC on March 19, 2018 (the "Merger"), which resulted in the formation of the Company, the Company did not hold an annual meeting of shareholders in 2018.

We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

What is the Board leadership structure?
Our Board is headed by our Chair of the Board. Currently, our Chair is director Jim W. Mogg. As Chair, Mr. Mogg presides over meetings of the full Board of Directors and prepares the agendas for these meetings in consultation with the Chief Executive Officer.

We believe our Board leadership structure is appropriate because the Chair of the Board, through his consultation with the Chief Executive Officer, is able to prepare agendas that reflect the current needs of the Company due to the Chief Executive Officer's day-to-day management of the Company and the Chair's consideration of the strategic needs of the Company. The Chair is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.

Do the non-management directors and independent directors meet in executive session?
Yes, the independent directors (a group that includes all non-management directors) meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Chair (a non-management director elected by the Board). If there is no Chair or the Chair is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

What is the Board's role in risk oversight?
The Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management regarding our major risk exposures, their potential operational and financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during regular meetings of the Board of Directors. The Audit Committee is tasked with monitoring the Board's processes concerning risk assessment and risk management, and each of the Board's committees oversees risks associated with its respective areas of responsibility. For example, the Audit Committee also administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors. The Compensation Committee administers risk oversight through its oversight of compensation practices and its assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance processes and our management succession plan. The Reserves and Environmental Health & Safety (EHS) Committee administers risk oversight through its oversight of our independent engineering consultants and our reserves evaluation process and reporting system and through its oversight of environmental, health and safety policies, practices and procedures.

How can interested parties communicate directly with the non-management directors?
Shareholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address of our corporate headquarters. Similarly, shareholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors.

How are the directors compensated?
See "Executive Compensation-Director Compensation" for information about our director compensation.

Committees

Does the Board have any standing committees?
Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Reserves and Environmental Health & Safety (EHS) Committee.

As required by the New York Stock Exchange, each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has the Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to www.hpres.com, then to the "About Us" tab and then to the "Corporate Governance" tab. We also will provide shareholders with a free copy of the charters upon request. See "Corporate Governance-General- How can I view or obtain copies of the corporate governance materials?" for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?
The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	The integrity of our financial statements and earnings press releases;

•
Our independent public accounting firm's qualifications and independence. In addition, the Audit Committee approves the appointment of our independent public accountants and their associated fees and terms of service;

•	The Board's processes concerning risk assessment and risk management;

•	The performance of our internal audit function and independent public accountant; and

•	Our compliance with legal and regulatory requirements applicable to financial reporting, disclosure matters and compliance with the Company's Code of Business Conduct and Ethics.

Who are the members of the Audit Committee?
The Audit Committee currently consists of Andrew C. Kidd, Lori A. Lancaster, Edmund P. Segner, III, Randy I. Stein, and Michael E. Wiley, with Mr. Stein serving as Chair.

Does the committee have an Audit Committee financial expert?
Yes, the Board has determined that both Mr. Stein and Mr. Segner meet the qualifications of an "audit committee financial expert" as defined by SEC rules. The Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.

How many times did the Audit Committee meet last year?
The Audit Committee held 7 meetings in person or by telephone conference during 2018.

Compensation Committee

What does the Compensation Committee do?
The primary purposes of the Compensation Committee are to:

•
Annually review and approve, in coordination with the Chairman of the Board and the Nominating and Corporate Governance Committee, corporate goals and objectives relevant to the Chief Executive Officer, and evaluate the Chief Executive Officer's performance in light of those goals and objectives;

•	Review, evaluate and approve the compensation of all directors, officers and other key executives;

•	Review and discuss our compensation discussion and analysis with management and recommend its inclusion in our proxy statement; and

•	Produce a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate and in compliance with applicable law and regulations.

Who are the members of the Compensation Committee?
The Compensation Committee currently consists of Mark S. Berg, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?
The Compensation Committee held 9 meetings in person or by telephone conference during 2018.

What are the Compensation Committee's processes and procedures for consideration and determination of executive compensation?
The Compensation Committee reviews executive compensation at least annually. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in the first quarter of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See "Executive Compensation-Compensation Discussion and Analysis" for more information regarding the Compensation Committee's processes and procedures for consideration and determination of executive compensation.

Does the Compensation Committee utilize the services of a compensation consultant?
Yes. The Compensation Committee retains an independent advisor who reports directly to the Committee. See "Compensation Discussion and Analysis-Annual Review of Executive Compensation-The Role of Compensation Consultants" for more information regarding the compensation consultant retained by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation.
None of the members of the Compensation Committee is or has been an officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2018.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?
The primary purposes of the Nominating and Corporate Governance Committee are to:

•	Identify, consider, and recommend qualified nominees to serve on our Board of Directors and each standing committee;

•	Oversee the annual evaluation of the Board and report to the Board with an assessment of the Board's performance;

•
Annually review and approve, in coordination with the Compensation Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer's performance in light of those goals and objectives;

•	Maintain a management succession plan; and

•	Develop and oversee our internal corporate governance processes.

Who are the members of the Nominating and Corporate Governance Committee?
The Nominating and Corporate Governance Committee currently consists of Andrew C. Kidd, Lori A. Lancaster, Jim W. Mogg, William F. Owens, and Randy I. Stein, with Mr. Owens serving as Chair.

How many times did the committee meet last year?
The Nominating and Corporate Governance Committee held 6 meetings during 2018.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual's qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board, taking into account diversity of gender and ethnic background. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by shareholders and, if so, what are the procedures for submitting such recommendations?
Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Nominations from shareholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Kenneth A. Wonstolen, Secretary, HighPoint Resources Corporation, 555 17th Street, Suite 3700, Denver, Colorado 80202. See "What is the process a shareholder must follow to nominate a director?" below for a summary of applicable requirements if a shareholder seeks to nominate a candidate directly to the shareholders, i.e., without the approval of the Nominating and Corporate Governance Committee or the Board.

What is the process a shareholder must follow to nominate a director?
Our Bylaws provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any shareholder entitled to vote for the election of directors. The Bylaws set forth certain procedural requirements for a shareholder who seeks to nominate a candidate directly to the shareholders. To be considered, such a nomination generally must be made by notice in writing, delivered to our Corporate Secretary at our principal executive offices, not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year's annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a shareholder must set forth specified information, including:

•	The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	The number of shares of our stock that are beneficially owned by each nominee and any derivative instruments convertible into or with a value derived from the value of our stock;

•	Any other information required by Regulation 14A under the Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•
Whether the shareholder making the nomination intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees;

•	The nominee's written consent to serve as a director if elected; and

•
As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of our voting shares to elect such nominee or nominees.

The chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

How Does the Company's Stockholders Agreement Affect the Director Nomination Process?
In connection with the Merger, the Company entered into a stockholders agreement with FCEC and NGP Natural Resources XI. Pursuant to the stockholders agreement, FCEC currently has the right to designate five directors as nominees for election to the Board. FCEC has designated Messrs. Berg, Gieselman, Glick, Kidd, and Starzer as nominees for re-election at the meeting.

Reserves and Environmental Health & Safety (EHS) Committee

What does the Reserves and Environmental Health & Safety Committee do?
The primary purposes of the Reserves and Environmental Health & Safety Committee are to:

•	Approve the appointment of, and any proposed change in, the independent engineering consultants retained to assist us in the annual review of our reserves;

•	Approve the scope of and oversee an annual review or audit of our reserves by the independent engineering consultants, having regard to industry practices and all applicable laws and regulations;

•	Review the qualifications and independence of our independent engineering consultants and monitor their performance;

•	Approve the independent engineering consultants' engagement fees and terms of service;

•	Review the integrity of our reserves evaluation process and reporting system;

•	Review any material reserves adjustments;

•	Review variances between the Company's and the independent engineering consultant's estimates of reserves;

•	Review the Company's environmental, health and safety policies, practices and procedures; and

•	Review EHS results, near misses, actions undertaken, and the Company's efforts associated with the Company's EHS culture.

Who are the members of the Reserves and Environmental Health & Safety Committee?
The Reserves and Environmental Health & Safety Committee currently consists of Mark S. Berg, Jim W. Mogg, Edmund P. Segner, III, Michael R. Starzer, and Michael E. Wiley, with Mr. Segner serving as Chair.

How many times did the Reserves and Environmental Health & Safety Committee meet last year?
The Reserves and Environmental Health & Safety Committee held 5 meetings during 2018.

ENVIRONMENTAL AND SOCIAL (E&S) POLICIES AND PRACTICES

We are committed to operating in an environmentally responsible manner and in compliance with applicable federal, state and local environmental laws, including laws regulating emissions of greenhouse gases. We strive to meet the environmental expectations of key stakeholders, including regulatory agencies, the communities in which we operate, landowners, employees and investors. The safety and wellbeing of our employees, contractors, and anyone impacted by our operations is a core value of the Company. In 2018 we completed our third consecutive year without an employee injury, which resulted in a best-in-class total recordable injury rate of 0.0 versus the 2017 industry average rate of 0.9 injuries per 200,000 hours worked.

The Company is committed to being a responsible member of the communities in which we live, work and operate. We believe that supporting the charitable endeavors of our employees as well as the local communities in which we operate fosters strong relationships and leaves a lasting economic and social benefit. The Company encourages employees to take time off to volunteer for causes they believe in, and in support of this core value, the Company provides paid time off for employee volunteer activities.

We encourage you to visit the "Corporate Responsibility" tab on our website at www.hpres.com for additional information.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee
Michael E. Wiley, Chair
Mark S. Berg
Jim W. Mogg
William F. Owens
Edmund P. Segner, III

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides a description of the material elements of our executive compensation program, as well as perspective and context for decisions made regarding the 2018 compensation of our named executive officers ("NEOs"), who are identified below:

R. Scot Woodall	Chief Executive Officer and President
William M. Crawford	Chief Financial Officer
Kenneth A. Wonstolen	Senior Vice President, General Counsel; and Corporate Secretary
Troy L. Schindler	Senior Vice President, Operations
William K. Stenzel	Senior Vice President, Corporate Development and Planning*

*	Effective May 10, 2018, William M. Crawford was promoted to Chief Financial Officer from Senior Vice President, Treasury & Finance.

*	Effective July 11, 2018, Paul W. Geiger joined HighPoint Resources as Chief Operating Officer.

*
Effective March 1, 2019, William K. Stenzel separated from the Company. Mr. Stenzel's position at the Senior Vice President level was eliminated and there are no plans to replace it at this time, constituting separation for good reason/without cause under his change-in-control agreement. In compliance with SEC disclosure rules, information regarding Mr. Stenzel's compensation is being included in this proxy statement because he was an NEO as of the end of the fiscal year ending on December 31, 2018.

Table of Contents

To assist our shareholders in locating important information, this CD&A is organized as follows:

EXECUTIVE SUMMARY

Our Engagement with Shareholders

In support of good governance, we engage in ongoing dialogue with our shareholders to understand their perspective on our compensation programs and other corporate governance topics. Our Compensation Committee considers shareholder feedback as part of its annual review of our executive compensation program. Our 2017 voting results reaffirmed the core structure of our executive compensation program, which reflects the changes implemented in prior years. Due to the Fifth Creek Energy Merger, a Say On Pay vote was not conducted in 2018; however, we continued to engage with shareholders in 2018 to ensure their feedback would be incorporated into the compensation planning and decision-making process. In addition to the VP, Investor Relations and the VP, Human Resources, the Compensation Committee Chair was also involved in shareholder outreach contacting shareholders representing 80% of our shares outstanding to request a meeting. The Compensation Committee will continue to consider and monitor shareholder feedback when making decisions on executive compensation.

2018 Business Highlights: A Year of Strategic Growth and Navigating Market Challenges

2018 was a challenging year for small-capitalization exploration and production ("E&P") companies, as demonstrated by 2018 total shareholder returns ("TSR") with all small-cap E&P companies having a negative TSR (excluding those in pending acquisitions). The following factors contributed to a challenging year. First, energy weighting as part of the S&P 500 and other similar indices has fallen to a decade's low level of 5%. Second, although crude prices were strong in the first three quarters of the year, reaching a high of $74 WTI in early October, they fell by 42% by the end of the year.  Finally, E&P companies with exposure to Colorado operations underperformed as investors had concerns about Proposition 112, a proposed Colorado statute that would have increased well setbacks to 2,500 feet from vulnerable areas as defined, and potential future ballot initiatives that could limit or prohibit future drilling plans. Proposition 112 was defeated by Colorado voters in November, but in general, Colorado-exposed companies lagged other similarly sized companies. The chart below shows the 2018 TSR of the Company and its peers.

Nonetheless, we achieved the following in 2018:

•
Created HighPoint Resources Corporation ("HighPoint") and integrated all functions of the organization in an efficient and cohesive manner, which allowed for operational activity to ramp up in the Hereford field within a month after the Merger;

•	Effectively managed challenging midstream conditions to maximize oil production;

•	Produced 10.2 MMBoe, a 45% increase over 2017, of which 62% was oil;

•	Grew EBITDAX by 57% year over year;

•	Grew proved reserves by 22% to 104.6 MMBoe and increased our standardized measure[1] to $1.3 billion;

•	Achieved per well costs 2% lower than budget while increasing frac fluid intensity due to strong capital discipline and efficiencies;

•	Delivered peer-leading DJ basin operating margin of $37.69 per Boe with a focus on cost control, high oil cut and low WTI differentials;

•	Improved liquidity with a borrowing base increase of 67% to $500 million; and

•	Exited the year with $33 million in cash and an undrawn credit facility.

•	Increased capital efficiency in NE Wattenberg through reduced costs and increased completion fluid volumes.

[1]
Standardized measure is defined as the present value of estimated future cash inflows from proved oil, natural gas and NGL reserves, less future development and production costs and future income tax expenses, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization and discounted using an annual discount rate of 10% to reflect timing of future cash flows. For additional information on standardized measure see the Supplemental Information to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

Note: 2016 and 2017 includes legacy NE Wattenberg production only.

Reported Compensation vs. Realized Compensation

The following chart illustrates the alignment between the compensation realized by the Company's CEO in relation to the price of our stock. As shown in the graph below, the CEO's total realized compensation was 59% lower than the compensation reported in the Summary Compensation Table for the period 2014-2018. The lower realized compensation value demonstrates our programs' responsiveness to changes in our share price, and is a result of a number of factors including below-target performance driving reduced bonus payouts and minimal, if any, vesting of performance based equity.

Reported Compensation: Salary, bonus earned, and target long-term incentive grants as disclosed in the Summary Compensation Table.

Realized Compensation: Salary, bonus earned, value of long-term incentive performance cash units earned, and the value of long-term incentive equity awards vesting in each year as of December 31.

Stock Price: Valued as of last trading day for each fiscal year.

OUR COMPENSATION PHILOSOPHY

Our executive compensation philosophy is to design compensation programs that:

•
Pay for Performance. The majority of each Named Executive Officer's compensation is at risk and requires a commitment to performance because total compensation is not guaranteed. It is based on a combination of attainment of short-term goals in support of our long-term strategy, long-term stock performance relative to our peers, and actual total shareholder return. Our programs reward above-target compensation when performance is warranted and below-target compensation when performance does not meet expectations;

•
Align with Shareholder Value. The major portion of our Named Executive Officers' compensation is delivered the form of long-term equity incentives that tie executive pay to stock price performance. In addition, we require each of our Named Executive Officers to meet our stock ownership guidelines; and

•	Attract and Retain Top Talent. Support our ability to recruit and retain highly qualified executives.

COMPENSATION PRINCIPLES AND BEST PRACTICES

What We Do:

•	Pay for performance. 85% of CEO total target compensation is subject to performance risk.

•	Performance-based long-term incentives. Half of the Company's long-term incentive plan is performance-based.

•	Shareholder-aligned. Annual and long-term incentive awards are based on relative and absolute shareholder return and other performance measures that are aligned with creation of shareholder value.

•	Double trigger severance provisions. Our change-in-control agreements require both a change-in-control event and a qualifying termination of employment before applicable benefits become payable.

•	Incentive plan design. Incentive plans are designed with caps on maximum payouts and awards.

•	Market-based compensation. Our compensation program, reviewed annually, is benchmarked using current market data relevant to the energy industry and our benchmarking peer group.

•	Clawback policy. Our Clawback Policy allows the Company to require repayment of incentive compensation in certain circumstances.

•	Mandatory stock ownership. We require our executive officers and directors to maintain meaningful stock ownership in the Company.

•	Minimum vesting requirement. We require a vesting period of at least one year for all equity award types issuable under our equity incentive plan.

•	Independent compensation consultant. The Compensation Committee retains an independent advisor who reports directly to the Committee.

What We Do Not Do:

•	No excise tax gross-ups. Our change-in-control agreements do not contain excise tax gross-ups.

•	No enhanced retirement benefits. Our deferred compensation plan provides restorative, but not enhanced, retirement benefits for executives.

•	No executive perquisites. We do not provide executives with perquisites or other personal benefits other than those offered to other employees.

•	No stock option repricing or backdating. Our equity incentive plan prohibits the repricing or backdating of stock options.

•	No dividends paid on unvested equity awards. Our equity incentive plan prohibits the payment of dividends on unvested awards for all equity award types.

•	No hedging or pledging of Company stock. Our insider trading policies prohibit certain transactions involving our stock, including hedging and pledging without prior approval.

•	No employment agreements. We do not have employment agreements with any of our NEOs.

EXECUTIVE COMPENSATION COMPONENTS, LEVELS AND MIX

Executive compensation is reviewed by the Compensation Committee annually. Compensation components include base salary, short-term incentive-based cash awards, long-term incentive-based equity and cash awards, retirement and other benefits. The Compensation Committee considers compensation data from an appropriate peer group and the industry in general in making all compensation decisions.

Base salaries are targeted around the median of a range established by peer and industry review, although adjustments are made for experience in the role. The combination of base salary, annual cash incentives and equity or equity-based awards comprise total direct compensation. Total direct compensation is also targeted near the median of the range, although the Compensation Committee may decide, as appropriate, to modify the size or mix of awards, as the performance of the individual dictates.

The primary elements of direct compensation for our NEOs are summarized below.

Compensation Elements		Role in Total Compensation
Base Salary		•	To provide a market-based fixed level of cash compensation
Annual Incentives		•	To incentivize and reward annual Company performance against goals
•	Cash Bonus	•	To align individual compensation with the short-term financial, operational and strategic objectives specific to each calendar year
		•	To recognize individual contributions to the organization's overall results
Long-Term Incentives		•	To reward long-term performance directly aligned with shareholder interests
•	Restricted Stock Units	•	To recognize and reward share price performance based on both absolute value appreciation and performance relative to industry peers
•	Performance Cash Units
		•	To align variable compensation with sustained long-term value creation
		•	To create an executive ownership stake while managing dilution
		•	To drive retention of key executives
Benefits		•	To help attract and retain executives by offering a market competitive employee benefits package offered to employees at all levels in the organization
•	Health and Welfare
•	Retirement	•	To provide financial security by allowing executives to save for retirement through the company's 401(k) and Non-Qualified Deferred Compensation plans
Termination Benefits
•	Change in Control Agreement	•	To ensure that executives act in the best interest of shareholders in times of heightened uncertainty and change
•	Executive Severance Guideline	•	To lessen the distraction caused by an executive's departure by establishing in advance the financial terms and conditions thereof

In determining the allocation between short-term and long-term incentive compensation for NEOs, the Compensation Committee does not follow a prescribed formula, but considers an analysis of each executive's role and the competitive market. Factors affecting compensation decisions include:

•	The Company's annual performance;

•	The executive's impact on the Company's results;

•	The alignment of the compensation delivered to executives and that realized by shareholders; and

•	Internal equity.

The relative mix of the direct elements of our 2018 executive compensation program is shown in the charts below (at target) for both our CEO and the other NEOs (in aggregate). Long-term incentive compensation, of which half is performance-based, represents a significantly larger proportion of total direct compensation than any other element. The charts below illustrate that the design of our executive compensation program is aligned with the interests of our shareholders. 85% of the CEO pay is at risk and 72% of NEO pay is at risk.

EXECUTIVE COMPENSATION PROCESS: ROLES

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation programs, including reviewing and approving the compensation arrangements for our NEOs. In the first quarter of each year, the Compensation Committee reviews the prior year's compensation of the NEOs, determines annual cash bonus payouts for the prior year's performance, and makes decisions regarding the current year's salaries, annual cash bonus targets and incentive equity awards for each NEO. During these reviews, the Compensation Committee also approves the level at which performance shares are vested based on our three-year performance. After careful review of competitive benchmarking data provided by the Compensation Committee's compensation consultant, performance evaluations, recommendations of our CEO, and current economic conditions, the Compensation Committee determines the levels and allocation of compensation among cash and equity-based incentives for our CEO and, with input from the CEO, for the other NEOs.

Role of the Compensation Consultant

Under the terms of its charter, the Compensation Committee is authorized to retain the services of a compensation consultant and is responsible for determining the scope of its services. Since 2016, the Compensation Committee has retained Frederic W. Cook & Co., Inc. ("FW Cook") as its independent consultant on executive compensation matters.

Services performed by FW Cook for the Compensation Committee during 2018 included:

•	Analysis and recommendations of peer group companies for compensation benchmarking purposes;

•	Preparation of competitive benchmarking reviews regarding executive and director compensation;

•	Evaluation of proposed compensation programs and changes to existing programs;

•	Analysis of current trends in executive compensation, and updates regarding applicable legislative and governance activity; and

•	Input on design options for the 2019 annual cash bonus and LTI programs.

The Compensation Committee determined that the services provided by FW Cook to the Compensation Committee during 2018 did not give rise to any significant conflicts of interest. The Compensation Committee made this determination by assessing the independence of FW Cook under the applicable rules adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. In making this assessment, the Compensation Committee also considered FW Cook's written correspondence to the Compensation Committee that affirmed the independence of FW Cook and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

Role of Management

Our Chief Executive Officer and Vice President, Human Resources were involved in gathering data about our compensation practices, discussing peer companies, providing suggested performance metrics, and responding to questions from the Compensation Committee and FW Cook. In addition, our Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the NEOs other than himself. The Compensation Committee considered these recommendations in making decisions regarding the NEOs' 2018 compensation.

EXECUTIVE COMPENSATION PROCESS: PEER GROUP ANNUAL REVIEW

To assist in pay decisions for executive officers for 2018, the Compensation Committee considered a competitive benchmarking review prepared and presented to the Compensation Committee by FW Cook. The benchmarking review provided market data for each element of compensation, as well as information regarding the incentive plan designs and pay practices among a selected peer group of companies (the "Compensation Peer Group"). The companies that comprise the Compensation Peer Group are publicly-traded companies and direct competitors for executive talent in the Denver and broader energy market. Selection criteria utilized to evaluate the companies that comprise the Compensation Peer Group include: revenue, operation income, net income, asset size, employee count, market cap, and business strategy. The Compensation Committee reviews the composition of the Compensation Peer Group annually, and may consider modifications resulting from business combinations, changes in the company's business strategy, asset sales or other circumstances that may cause peer companies to no longer be comparable. The Compensation Peer Group listed below was approved by the Compensation Committee for assessing the competitiveness of the compensation and making pay decisions for the NEOs in 2018.

Company	Revenue	Operating Income	Net Income	Assets	Employees	Market Cap
Abraxas Petroleum	$68	$18	$15	$227	109	$326
Approach Resources	$103	$(28)	$(172)	$1,095	100	$195
Callon Petroleum Company	$317	$116	$89	$2,614	121	$2,081
Carrizo Oil & Gas, Inc.	$643	$188	$101	$2,746	227	$1,531
Contango Oil & Gas	$80	$(29)	$(29)	$376	67	$76
Extraction Oil & Gas, Inc.	$485	$(250)	$(46)	$3,188	161	$2,601
Jagged Peak Energy, Inc.	$188	$(363)	$(96)	$946	36	$3,132
Jones Energy	$163	$(105)	$(185)	$1,662	90	$90
Matador Resources Company	$476	$130	$192	$1,849	165	$2,989
PDC Energy, Inc.	$840	$(244)	$(261)	$4,307	395	$2,938
Resolute Energy Corporation	$246	$26	$(27)	$792	206	$631
Sanchez Energy	$550	$111	$5	$2,240	N/D (1)	$382
SRC Energy Inc.	$262	$97	$97	$1,438	96	$2,015
WildHorse Resource	$197	$62	$16	$2,537	85	$1,606

75th Percentile	$483	$108	$70	$2,595	164	$2,471
50th Percentile	$254	$22	$(11)	$1,755	105	$1,569
25th Percentile	$169	$(86)	$(83)	$983	86	$340

Bill Barrett Corporation*	$221	(45)	$(110)	$1,331	111	$433
Percentile Rank	42%	29%	22%	36%	55%	32%
Source: S&P Capital IQ; All values are in millions (other than employees).

*	Compensation Peer Group was approved in November 2017 for Bill Barrett Corporation, prior to the closing of the Merger.

(1)	Not disclosed.

EXECUTIVE COMPENSATION PROCESS: 2018 PAY ACTIONS

Base Salary

In February 2018, the Compensation Committee made the following base salary changes for the NEOs based on several factors including execution on strategic goals and the Company's relative position to the market.

Name	2017 Annual Salary	2018 Annual Salary	% Increase
R. Scot Woodall	$575,000	$593,000	3.1%
William M. Crawford*	$286,556	$365,000	27.4%
Kenneth A. Wonstolen	$335,265	$341,970	2.0%
Troy L. Schindler	$326,545	$336,341	3.0%
William K. Stenzel	$296,400	$305,292	3.0%

*	Note: William Crawford was promoted to Chief Financial Officer in May of 2018.

Annual Cash Bonus

Annual Cash Bonus Target Award Levels

Based on competitive market practices for annual incentives and our compensation strategy, we set a target award for each of our NEOs as a percentage of their salary. The table below provides the target opportunities as a percentage of base salary for our NEOs.

Name	Bonus Target (% of Base Salary)
R. Scot Woodall	100%
William M. Crawford*	80%
Kenneth A. Wonstolen	75%
Troy L. Schindler	60%
William K. Stenzel	60%

*	Note: William Crawford was promoted to Chief Financial Officer in May of 2018.

Annual Cash Bonus Design

For each annual cash bonus award to be earned, we established the following quantitative and strategic performance metrics and weightings:

Metric	Metric Weight %
Operational Goals	20%
• Pro Forma Production
• Cost (Lease Operating Expense)
Financial Goals	40%
• EBITDAX
• Drilling Rate of Return
Strategic Goals	40%
• Portfolio Management
• Strategic Financial Management

Additional Guidelines

•	The Compensation Committee may apply discretion and adjust results for unexpected business events such as portfolio changes and equity issuances.

•	The Compensation Committee may further apply discretion in the final determination of the performance score to account for business conditions or other performance factors.

•	Individual awards may be adjusted downward or upward at the Compensation Committee's discretion based on specific individual performance for the period.

2018 Annual Cash Bonus Performance Metrics

The Company established rigorous targets for each of the following quantitative performance metrics based on 2018 public financial guidance: production, lease operating expense ("LOE"), EBITDAX, and drilling rate of return. The rate of return metric, added in 2017 in response to shareholder feedback, continued to be a focus in 2018. Those targets are set forth in the table below under "2018 Annual Cash Bonus Performance Scoring." In addition to the quantitative metrics, the strategic metrics included portfolio and strategic financial management.

2018 Annual Cash Bonus Performance Scoring

The chart below illustrates the performance achievement as of December 31, 2018:

			2018 Quantitative Metrics			2018
Measure	Corporate Weighting	2017 Actual	Threshold	Target	Maximum	Actual
Operational Goals
Pro Forma Production (MMBoe)	10%	7.0	11.0	11.3	11.8	10.5
Costs - LOE (millions)	10%	$24	$30	$28	$24	$28
Subtotal - Operational Goals	20%
Financial Goals
EBITDAX (millions) (1)	20%	$185	$282	$306	$339	$285
Drilling Rate of Return (2)	20%	48%	39%	52%	73%	21%
Subtotal - Financial Goals	40%
Strategic Goals	40%
Total	100%

(1)	Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses.

(2)	Rate of return on investment of drilling and completion capital using a flat $55 WTI.

In scoring the annual cash bonus awards for fiscal year 2018, the Compensation Committee considered the following quantitative operational and financial results, as well as the significant strategic business achievements described below.

Quantitative Result Highlights:

•	Reported oil production increases year over year;

•	Grew EBITDAX by 57% year over year;

•	Grew proved reserves by 22% year over year;

•	LOE/Boe decreased 21% year over year to $2.74/Boe; and

•	G&A decreased 24% year over year to $3.73/Boe.

Strategic Business Highlights:
Financial:

◦	Improved liquidity with a borrowing base increase of 67% to $500 million and extended the term of the credit facility by 3.5 years;

◦	Effectively managed capital expenditures; delivered per-well costs below budget;

◦	Exited the year with $33 million in cash and an undrawn credit facility; and

◦	Outperformed DJ Basin peer group average operating margin by 27%.
Marketing:

◦	Overcame significant midstream constraints by sourcing new processing outlets for 40% of our volumes;

◦	Field operations managed infield gathering to access optional markets and reduce line pressures to compensate for constraints; and

◦	Secured low oil differentials.
Political:

◦	Helped defeat Proposition 112, which would have significantly limited oil and gas drilling in the state of Colorado.
Investor Relations:

◦	Added seven new long-term holders and participated in over 150 individual investor meetings.
Human Resources:

◦	Reduced business risk by strengthening succession plan with the addition of COO and CFO; and

◦	Successfully integrated business operations as a result of the Merger.

In scoring the annual cash bonus awards for fiscal year 2018, the Compensation Committee focused on the Company's management of its capital structure in order to grow the Company through strategic transactions, as well as managing the political and marketing constraints and other factors that contributed to a challenging year for small-capitalization E&P companies. The Compensation Committee, following consultation with FW Cook, scored the 2018 annual cash bonus awards with a particular emphasis on the Company's significant strategic business achievements, as highlighted above. As a result, the average annual bonus payouts were approximately 75% of target for corporate employees, including our NEOs. Overall, the annual bonus payouts were below target and reflect relative under-performance in 2018.

2018 NEO Bonus Awards

In determining individual NEO annual cash bonus awards, the Compensation Committee took into consideration the impact each executive had on the achievement of operational and financial goals, and applied both negative and positive discretion in determining the annual cash bonus award value. The table below provides the target bonus opportunity and the actual annual cash bonus earned for each of our NEOs.

Name	Target Bonus Opportunity	Actual Bonus Earned	Actual Bonus Earned (% of Target)
R. Scot Woodall	$593,000	$444,750	75%
William M. Crawford	$250,879	$226,384	90%
Kenneth A. Wonstolen	$256,478	$215,942	84%
Troy L. Schindler	$201,805	$143,786	71%
William K. Stenzel	$183,175	$104,905	57%

Merger Transaction Bonus Awards

We established a separate and distinct cash transaction bonus pool for our employees, including our NEOs (other than Mr. Schindler), in an aggregate amount of $1 million to recognize and reward extraordinary efforts related to the consummation of the Merger. This amount was sized based on the select number of employees who had direct impact on the close of the Merger receiving stretch value of the qualitative bonus measures. The transaction bonus awards were paid out at closing of the Merger, contingent on each participant's continued employment with the Company through the closing of the Merger. The amounts of transaction bonuses paid to our NEOs (other than Mr. Schindler) were as follows:

Name	Transaction Bonus
R. Scot Woodall	$300,000
William M. Crawford	$125,000
Kenneth A. Wonstolen	$75,000
William K. Stenzel	$75,000

Long-Term Equity Incentive Compensation

In 2018, we continued to grant a combination of restricted stock awards and performance-based unit awards to align with market practices within our industry and to align executive pay with shareholder interests (see the chart under the heading "Executive Summary - Reported vs. Realized Compensation" for more information). Restricted stock awards vest ratably over a three-year period and performance-based unit awards vest based on performance results measured over a three-year performance period. For 2018, we reviewed the performance measures for the long-term incentive plan and determined that relative and absolute TSR would be used to measure performance over the next three years. The Compensation Committee considered other alternative measures, but based on market uncertainty and crude oil price volatility, decided that these two measures were the most appropriate during this timeframe to align executive pay with the long-term interests of our shareholders. To strengthen alignment with our shareholders, the performance-based unit awards granted in 2018 require both relative TSR above the peer median and positive absolute TSR to achieve a target payout.

Restricted stock awards granted in February 2018 represented 50% of the target total long-term incentive for each NEO and performance-based units granted in February 2018 represented 50% of the target total long-term incentive for each NEO. The performance-based units will vest and be settled in cash or shares at the discretion of the Compensation Committee, based on the Company's absolute and relative TSR over the three-year period of January 1, 2018 through December 31, 2020. Payouts of the 2018 performance-based units will range from 0% to 200% of the target number of units awarded based on the plan metrics.

Vesting will occur at the maximum level if the Company is the highest performer in the peer group while also having a cumulative TSR of at least 150% over the three-year performance period.

Metric	Weighting	Payout Opportunity
Absolute TSR	75%	Payout opportunity equal to positive TSR between 0-150%. Maximum payout (150%) earned if absolute TSR equals 150% over the performance period.
Relative TSR	25%	Payout opportunity equal to the excess, if any, of relative TSR ranking over the 50th percentile. Maximum payout (50%) earned if relative TSR ranking is at the 100th percentile.

Absolute Stock Price Growth	0%	25%	50%	75%	100%	125%	150%	200%
Payout (% of Target)	0%	25%	50%	75%	100%	125%	150%	150%

Relative TSR (Percentile Rank)	Payout (% of Target)
<=50	0%
51-74	1-24%
75-100	25-50%

An example payout with negative TSR growth assuming 10,000 units granted is as follows:

Absolute TSR	Absolute TSR Units Earned	Relative TSR	Relative TSR Units Earned	Total Units Earned	Total Units Earned as a % of Target
Negative	0	50th Percentile	0	0	0%
Negative	0	60th Percentile	1,000	1,000	10%
Negative	0	100th Percentile	5,000	5,000	50%

At zero absolute stock price growth and below median relative TSR performance, there is no payout. At zero absolute stock price growth and above median relative TSR performance, value will begin to flow, though capped at 50% of target.

2018 Long-Term Incentive Awards

The target amounts of our NEOs' 2018 long-term incentive awards were as follows:

Name	Total Target Equity Award Value ($) (1)	Restricted Stock ($)	Performance Cash Units ($)
R. Scot Woodall	$2,700,000	$1,350,000	$1,350,000
William M. Crawford	$759,922	$379,961	$379,961
Kenneth A. Wonstolen	$598,448	$299,224	$299,224
Troy L. Schindler	$504,512	$252,256	$252,256
William K. Stenzel	$457,938	$228,969	$228,969

(1)
The target equity award value shown here differs from the value shown in the Summary Compensation Table in the "Compensation Tables" section, as the Summary Compensation Table reports the value of these awards in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, "Compensation-Stock Compensation." See footnote (1) to the Summary Compensation Table for additional information.

Performance Cash Unit Awards

2015 Awards

The performance cash unit awards granted in 2015 vested based on the Company's relative TSR and relative discretionary cash flow per debt adjusted share over a three-year performance period beginning in January 2015. The awards vested at 104.1% of target in 2018. The Company's relative TSR ranking was at the 46th percentile of the peer group and the relative discretionary cash flow per debt adjusted share was at the 62nd percentile of the peer group. The chart below shows the payment for the CEO, based on the results of the performance cash unit awards paid on March 23, 2018.

Name	Target Award	Target Units	Result	Units Awarded	Realized Award Value (1)	Realized Value as a Percent of Target
R. Scot Woodall	$1,450,000	117,790	104.1%	122,620	$629,041	43.4%

(1)	The closing price of the Company's stock on December 31, 2017, the last day of the performance period, was $5.13.

Following the closing of the Merger, each outstanding award of performance units granted in 2016 and 2017 was converted into an award of time-based restricted stock in HighPoint, as described in further detail below.

2016 Awards

The performance cash unit awards granted in 2016 originally vested based on the Company's relative TSR over a three-year performance period beginning in January 2016. The awards were converted to time-based restricted stock awards upon the closing of the Merger. Based on our relative performance (actual place) and actual stock price performance at the close of the Merger, 89% of the performance cash units converted to restricted shares. Each performance cash unit award was converted at 89% of the original award based on the Company's performance through March 19, 2018. These awards are no longer subject to performance vesting but continue to time-vest in accordance with the original schedule and will become fully vested on February 16, 2019, subject to the recipient's continued employment or service through such date.

2017 Awards

The performance cash unit awards granted in 2017 originally vested based on the Company's relative TSR over a three-year performance period beginning in January 2017. The awards were converted to time-based restricted stock awards upon the closing of the Merger. Each performance cash unit award was converted at 100% of the original award given that less than one third of the performance period had lapsed. These awards are no longer subject to performance vesting but continue to time-vest in accordance with the original schedule and will become fully vested on February 16, 2020.

2018 Awards

Upon the closing of the Merger, each outstanding award of performance cash units granted in 2018 was converted into a performance-based unit award in HighPoint, with the same terms and conditions, including performance conditions, as applied to the corresponding Company performance unit award immediately prior to the closing of the Merger.

COMPENSATION RELATED POLICIES AND OTHER INFORMATION

Executive and Director Stock Ownership Guidelines

The Board of Directors of the Company believes that certain executives and our non-employee directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company's shareholders. Therefore, the Board of Directors adopted stock ownership guidelines in 2011. The stock ownership guidelines require certain executives ("Covered Executives") to achieve ownership of a number of shares with a market value equal to a multiple of the Covered Executive's base salary in effect on the effective date of the stock ownership guidelines, or the date the executive becomes a Covered Executive. In the case of directors, the ownership requirement is expressed as a multiple of the annual cash retainer, excluding additional committee chair retainers. The stock ownership requirement applicable to each Covered Executive and director is as follows:

Covered Executives/ Directors	Ownership Requirement
Chief Executive Officer	5 x base salary
Chief Operating Officer, Chief Financial Officer and Executive Vice Presidents	2 x base salary
Senior Vice Presidents	1 x base salary
Non-Employee Directors (1)	5 x annual cash retainer (excluding committee chair retainers)

(1)	Excludes Mr. Gieselman and Mr. Glick, who do not receive an equity grant as part of their annual compensation.

Stock that counts toward satisfaction of the stock ownership guidelines ("Qualifying Shares") includes:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock;

•	Vested restricted stock units;

•	Vested deferred stock units; and

•	Stock beneficially owned in a trust, by a spouse and/or minor children.

Shares of stock that Covered Executives and directors have the right to acquire through the exercise of stock options (whether or not vested) are not included as Qualifying Shares for purposes of the stock ownership guidelines.

Covered Executives and directors have to comply with the guidelines within five years from the later to occur of the adoption of the stock ownership guidelines or the appointment of that individual to a position subject to the stock ownership guidelines. The number of shares of our common stock beneficially owned by our NEOs and our non-employee directors is shown in the "Beneficial Owners of Securities" section.

Tax and Accounting Treatment of the Elements of Executive Compensation

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company's business strategy and to increase stockholder value. We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for individual compensation paid to certain executive officers to the extent the compensation exceeds $1 million in any year. Prior to the tax reform legislation enacted in December 2017, an exception to the limit on deductibility applied with respect to "qualified performance-based compensation," which generally included compensation paid pursuant to a stockholder-approved plan that was earned or became vested based on meeting pre-established, objective performance goals. Our Cash Incentive Plan, 2008 Stock Incentive Plan, and 2012 Equity Incentive Plan all have been approved by our shareholders. These plans were intended to enable the Company to make awards of "qualified performance-based compensation" and to therefore preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m). Following the tax reform legislation, no new awards under these plans can be treated as "qualified performance-based compensation"; however, outstanding grants made prior to the tax reform legislation may continue to be treated as "qualified performance-based compensation" under certain transition rules in the tax reform legislation. As part of its role, the Compensation Committee reviews and considers the financial reporting and income tax deductibility of the compensation of our executive officers. Our policy is to utilize available tax deductions whenever appropriate (including availing ourselves of the 162(m) transition rules in the 2017 tax reform legislation) and consistent with our compensation philosophy and objectives. However, the Compensation Committee retains the discretion to provide compensation to our executive officers that may not be fully deductible. Changes in tax legislation will be considered as the Compensation Committee administers compensation arrangements in the future. Going forward, we intend to design compensation programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to "excess parachute payments" and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.

Compensation Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and threshold, target and maximum performance levels and evaluation of performance results mitigates the potential for excessive risk-taking that could harm our value or reward poor judgment by our executives. The Compensation Committee believes that our executive compensation program reflects sound risk management practices and provides a reasonable balance between short-term and long-term objectives. For example, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares and performance cash units are Company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are Company-wide, and our Compensation Committee has authority to exercise negative discretion over annual cash bonus payments under our Cash Incentive Plan. The Compensation Committee believes that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders. The multi-year vesting of our equity awards and our use of a combination of restricted stock and performance cash units for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk. Further, the Company's Clawback Policy, as discussed below, mitigates excessive risk-taking, and the Company's stock ownership guidelines for directors and Covered Executives, as discussed above, further aligns the interests of the directors and Covered Executives with those of our shareholders. In 2017, the Compensation Committee's independent compensation consultant conducted a formal risk assessment of all executive compensation programs. The findings indicated that our compensation program mitigates the potential for excessive risk taking. There have been no significant changes since 2017 that would affect this risk assessment.

Clawback / Forfeiture Provisions

In 2014, the Company approved and implemented a formal Clawback Policy in accordance with the expected requirements of the Dodd-Frank Act. A copy of the Clawback Policy is posted on our website at www.hpres.com. Under our Clawback Policy, the Company will recover any annual cash bonus or other incentive-based or equity-based compensation received by our Chief Executive Officer and Chief Financial Officer and any profits they realize from the sale of securities during the relevant periods in the event of an accounting restatement due to our material noncompliance as a result of misconduct with any financial reporting requirement under securities laws. Further, under our Clawback policy, the Company would also pursue other available remedies against them or other employees engaged in illegal activities. All awards granted under our 2012 Equity Incentive Plan since adoption of the Clawback Policy are subject to the policy.

Anti-Hedging and Anti-Pledging Provisions

Our insider trading policies applicable to the NEOs, other officers and directors prohibit transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market, as well as short sales of our securities.

In addition, the NEOs and others subject to this policy may not hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan. An exception to this prohibition may be granted in the case of a non-margin loan where the person is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. No exceptions have been granted, and we are not aware of any of our shares being pledged by the NEOs.

CONCLUSION

The Compensation Committee believes the design of our executive compensation program effectively aligns the interests of our executives with the interests of our shareholders. Further, our executive compensation program is subject to a comprehensive governance process involving only independent directors. The Committee will continue to review our executive compensation program, policies and processes and periodically make modifications to maintain alignment with Company performance, shareholder expectations and prevailing competitive and governance practices.
* * * * *

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation paid or accrued to the NEOs for the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
R. Scot Woodall	2018	$590,923	$2,976,193	$744,750	$99,870	$4,411,736
Chief Executive Officer and President	2017	$572,115	$2,464,891	$862,500	$78,509	$3,978,015
	2016	$550,000	$2,966,339	$550,000	$76,410	$4,142,749
William M. Crawford	2018	$341,717	$806,286	$351,384	$40,690	$1,540,077
Chief Financial Officer	2017	$285,284	$523,211	$267,930	$30,734	$1,107,159
	2016	$273,821	$424,378	$174,276	$29,058	$901,533
Kenneth A. Wonstolen	2018	$341,197	$659,666	$290,942	$22,732	$1,314,537
Senior Vice President, General Counsel; and Corporate Secretary	2017	$333,423	$612,144	$271,022	$21,269	$1,237,858
	2016	$319,300	$582,860	$239,475	$17,580	$1,159,215
Troy L. Schindler	2018	$335,211	$556,126	$143,786	$48,049	$1,083,172
Senior Vice President, Corporate Development and Planning	2017	$325,817	$596,219	$372,261	$35,970	$1,330,267
	2016	$318,997	$493,090	$182,481	$37,066	$1,031,634
William K. Stenzel	2018	$304,266	$504,783	$179,905	$37,580	$1,026,534
Senior Vice President, Corporate Development and Planning*	2017	$295,085	$541,177	$284,544	$32,039	$1,152,845
	2016	$285,000	$438,964	$162,450	$33,427	$919,841

*
Effective March 1, 2019, William K. Stenzel separated from the Company. In compliance with SEC disclosure rules, information regarding Mr. Stenzel's compensation is being included in this proxy statement because he was an NEO as of the end of the fiscal year ending on December 31, 2018.

(1)
The amounts reported in this column reflect the grant date fair value of restricted stock awards, performance-based restricted stock unit awards and performance cash unit awards, as calculated in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of restricted stock awards and performance cash unit awards granted to our NEOs in 2018 is as follows for 2018:

Name	Shares of Restricted Stock ($) (a)	Performance Cash Units ($) (b)(c)	Total ($)
R. Scot Woodall	$1,290,630	$1,685,563	$2,976,193
William M. Crawford	$370,304	$435,982	$806,286
Kenneth A. Wonstolen	$286,065	$373,601	$659,666
Troy L. Schindler	$241,165	$314,961	$556,126
William K. Stenzel	$218,900	$285,883	$504,783

(a)	These awards are measured at grant date fair value based on the closing price of the Company's common stock on February 7, 2018 ($2.45 per share).

(b)	These awards are measured using a Monte Carlo valuation on the date of grant.

(c)
The maximum potential grant date fair values of the performance cash units, assuming that each individual ultimately earned 200% of the total number of units granted, are as follows: Mr. Woodall- $3,371,126; Mr. Crawford- $871,964; Mr. Wonstolen- $747,202; Mr. Schindler- $629,922; Mr. Stenzel- $571,766.

(2)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column consist of (i) amounts earned and awarded under the Performance Cash Bonus Plan in the year indicated, paid in the subsequent year; and (ii) with respect to 2018, the amounts of cash transaction bonuses paid to our NEOs other than Mr. Schindler upon the closing of the Merger as follows: Mr. Woodall- $300,000; Mr. Crawford- $125,000; and Messrs. Wonstolen and Stenzel- $75,000. For additional information concerning the cash transaction bonuses, see the "2018 Pay Actions - Merger Transaction Bonus Awards" section of the Compensation Discussion and Analysis.

(3)
The amounts reported in the "All Other Compensation" column consist of (i) reimbursements for wellness (maximum of $720 per year per NEO) and parking (maximum of $2,400 per year per NEO); (ii) the amounts listed below relating to our 401(k) matching contributions; (iii) the amounts listed below of our discretionary Company contributions made to our NEOs under the Bill Barrett Corporation Executive Nonqualified Excess Plan (the "2010 Deferred Compensation Plan"); and (iv) the amounts listed below relating to long-term disability supplemental insurance for 2018.

Name	401(k) Matching Contributions	NQDC Matching Contributions	Long-Term Disability Supplemental
R. Scot Woodall	$16,500	$70,705	$9,545
William M. Crawford	$16,500	$20,079	$1,711
Kenneth A. Wonstolen	$16,500	$—	$3,832
Troy L. Schindler	$16,500	$25,948	$3,201
William K. Stenzel	$16,500	$15,499	$2,461

Grants of Plan-Based Awards in 2018

During 2018, we granted non-equity and equity awards to the named executive officers as summarized below. For additional information regarding the compensation paid to our named executive officers, including grants of non-equity and equity awards, see the "Compensation Discussion and Analysis" section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Scot Woodall
2018 Cash Bonus Plan		$296,500	$593,000	$1,186,000
Restricted Stock Awards	2/7/2018							258,126	$1,290,630
Performance Cash Units	2/7/2018				2,581	258,126	516,252		$1,685,563
William M. Crawford
2018 Cash Bonus Plan		$125,440	$250,879	$501,758
Restricted Stock Awards	2/7/2018							43,970	$219,850
Restricted Stock Awards	5/10/2018							22,796	$150,454
Performance Cash Units	2/7/2018				440	43,970	87,940		$287,124
Performance Cash Units	5/10/2018				228	22,796	45,592		$148,858
Kenneth A. Wonstolen
2018 Cash Bonus Plan		$128,239	$256,478	$512,956
Restricted Stock Awards	2/7/2018							57,213	$286,065
Performance Cash Units	2/7/2018				572	57,213	114,426		$373,601
Troy L. Schindler
2018 Cash Bonus Plan		$100,903	$201,805	$403,610
Restricted Stock Awards	2/7/2018							48,233	$241,165
Performance Cash Units	2/7/2018				482	48,233	96,466		$314,961
William K. Stenzel
2018 Cash Bonus Plan		$91,588	$183,175	$366,350
Restricted Stock Awards	2/7/2018							43,780	$218,900
Performance Cash Units	2/7/2018				438	43,780	87,560		$285,883

(1)	These awards represent performance cash units granted in 2018.

(2)
The amounts in the "Grant Date Fair Value of Stock Awards" column were determined in accordance with FASB ASC Topic 718. Restricted stock awards are measured at grant date fair value based on the closing price of the Company's common stock on the date of grant. Performance cash units are measured using a Monte Carlo valuation on the date of grant. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at December 31, 2018

The following table contains information with respect to outstanding equity awards for the named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Scot Woodall
2008 Incentive Plan	52,230	—		$27.25	2/14/2019
2012 Incentive Plan (1)						84,801	$211,154
2012 Incentive Plan (2)						126,404	$314,746
2012 Incentive Plan (3)						258,126	$642,734
2012 Incentive Plan (4)						226,419	$563,783
2012 Incentive Plan (5)						189,607	$472,121
2012 Incentive Plan (6)								258,126	$642,734
William M. Crawford
2008 Incentive Plan	11,472	—		$27.25	2/14/2019
2012 Incentive Plan (1)						12,132	$30,209
2012 Incentive Plan (2)						26,831	$66,809
2012 Incentive Plan (3)						43,970	$109,485
2012 Incentive Plan (4)						32,392	$80,656
2012 Incentive Plan (5)						40,247	$100,215
2012 Incentive Plan (7)						22,796	$56,762
2012 Incentive Plan (6)								43,970	$109,485
2012 Incentive Plan (8)								22,796	$56,762
Kenneth A. Wonstolen
2012 Incentive Plan (1)						16,662	$41,488
2012 Incentive Plan (2)						31,392	$78,166
2012 Incentive Plan (3)						57,213	$142,460
2012 Incentive Plan (4)						44,489	$110,778
2012 Incentive Plan (5)						47,088	$117,249
2012 Incentive Plan (6)								57,213	$142,460
Troy L. Schindler
2008 Incentive Plan	16,198	—		$27.25	2/14/2019
2012 Incentive Plan (1)						14,096	$35,099
2012 Incentive Plan (2)						30,575	$76,132
2012 Incentive Plan (3)						48,233	$120,100
2012 Incentive Plan (4)						37,637	$93,716
2012 Incentive Plan (5)						45,863	$114,199
2012 Incentive Plan (6)								48,233	$120,100
William K. Stenzel
2012 Incentive Plan (1)						12,549	$31,247
2012 Incentive Plan (2)						27,752	$69,102
2012 Incentive Plan (3)						43,780	$109,012
2012 Incentive Plan (4)						33,506	$83,430
2012 Incentive Plan (5)						41,629	$103,656
2012 Incentive Plan (6)								43,780	$109,012

(1)	These shares of restricted stock were granted on March 15, 2016 and vest 33.3% on February 16, 2017, 2018 and 2019.

(2)	These shares of restricted stock were granted on February 6, 2017 and vest 33.3% on February 16, 2018, 2019 and 2020.

(3)	These shares of restricted stock were granted on February 7, 2018 and vest 33.3% on February 16, 2019, 2020 and 2021.

(4)
These shares of restricted stock were originally granted on March 15, 2016 as performance cash units. In March 2018, upon the closing of the Merger, each award of the 2016 performance cash units was converted to a time-based restricted stock award at 89% of the original award based on the Company's performance through March 19, 2018. These awards are no longer subject to performance vesting and will become fully vested on February 16, 2019, subject to the holder's continued employment through such date. For additional information concerning the modification of the 2016 equity incentive awards, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)
These shares of restricted stock were originally granted on February 6, 2017 as performance cash units. In March 2018, upon the closing of the Merger, each award of the 2017 performance cash units was converted to a time-based restricted stock award at 100% of the original award. These awards are no longer subject to performance vesting and will become fully vested on February 16, 2020, subject to the holder's continued employment through such date. For additional information concerning the modification, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(6)
These performance cash units were granted to the named executive officers on February 7, 2018. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance units contingently vest on February 16, 2021 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2018. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(7)	These shares of restricted stock were granted on May 10, 2018 and vest 33.3% on May 15, 2019, 2020 and 2021.

(8)
These performance cash units were granted to Mr. Crawford on May 10, 2018. Vesting is contingent upon meeting certain market metrics that are selected by the Compensation Committee. The performance cash units contingently vest on February 16, 2021 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original units to vest based on meeting the performance goals. The performance conditions for the vesting of these units were established by the Compensation Committee in February 2018. For additional information concerning our performance goals, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Option Exercises and Stock Vested in 2018

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and vesting of stock awards during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Scot Woodall	—	$—	202,857	$1,087,314
William M. Crawford	—	$—	32,593	$174,698
Kenneth A. Wonstolen	—	$—	44,560	$238,842
Troy L. Schindler	—	$—	38,290	$205,234
William K. Stenzel	—	$—	34,658	$185,009

Non-Qualified Deferred Compensation for 2018

Pursuant to the 2010 Deferred Compensation Plan, a participant can contribute up to 90% of a participant's combined base salary and actual bonus earned, and we will match the participant's contribution dollar for dollar up to 6% of the amount of the participant's cash salary and bonus that is in excess of the Annual Compensation Limit under IRC Section 401(a)(17). The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time preselected by the participants, which can include separation from service, death or disability, a change in control, or a set in-service date. The amount of the payouts will be tied to actual investment returns chosen by each participant from a group of investment options selected by the plan committee.

The following table summarizes the NEOs' contributions, earnings, withdrawals and account balances for the fiscal year ended December 31, 2018 under the 2010 Deferred Compensation Plan:

	Executive Contributions in 2018	Company Contributions in 2018	Aggregate Earnings (Losses) in 2018	Aggregate Withdrawals/ Distributions in 2018	Aggregate Balance at December 31, 2018
Name	($) (1)	($) (2)	($) (3)	($)	($)
R. Scot Woodall	$87,205	$70,705	$(72,543)	$—	$691,628
William M. Crawford	$20,079	$20,079	$(27)	$(52,646)	$34,279
Kenneth A. Wonstolen	$—	$—	$—	$—	$—
Troy L. Schindler	$42,448	$25,948	$178	$(162,530)	$32,394
William K. Stenzel	$45,640	$15,499	$(2,931)	$(165,114)	$55,296

(1)
The amounts reflected in the "Executive Contributions" column are included in the Summary Compensation Table under "Salary." The amounts reflected in this column are based on the employee's elected deferral percentage and eligibility for plan participation. The contributions come from salary and/or bonus and are deposited on a bi-weekly basis.

(2)	The amounts reflected in the "Company Contributions" column are included in the Summary Compensation Table under "All Other Compensation."

(3)	The amounts reflected in this column are not included in the Summary Compensation Table.

Severance and Change-in-Control Arrangements

Change-in-Control Agreements

We previously had change-in-control agreements with our NEOs and certain other executives, which were effective as of January 1, 2015. We have subsequently amended and restated the change-in-control agreements (the "CIC Agreements") with our NEOs and certain other executives effective as of March 20, 2018. Each of the CIC Agreements has a term of five years following the effective date of the agreement and provides for the same severance benefits as the previous change-in-control agreements. The following is a summary of the material terms of the CIC Agreements:

•
The CIC Agreements are "double trigger" and provide for certain severance benefits in the event that a a change in control of the Company occurs and an NEO's employment is terminated within two years after the change in control other than by the Company for "cause" or by the NEO without "good reason." We believe that providing severance benefits in this situation is appropriate in order to ensure that our NEOs are committed to completing a transaction that may be in the best interests of our shareholders without concerns for their job security.

•	The CIC Agreements provide for the following severance benefits for our NEOs:

◦
A lump sum amount equal to three times (in case of Messrs. Woodall, Crawford and Wonstolen), or two times (in case of Messrs. Schindler and Stenzel), the sum of the NEO's annualized base salary plus the greater of i) the NEO's target annual bonus or ii) the average of the actual bonuses earned by the NEO over the three-year period preceding the year of termination;

◦
A lump sum amount equal to the greater of i) a pro-rated portion of the NEO's target annual bonus for the year of termination or ii) a pro -rated portion of the NEO's annual bonus based on actual performance during the year of termination;

◦
A a lump sum amount equivalent to the cost to the Company of the continuation of the NEO's life, disability, accident, and health insurance, or reasonably equivalent benefits, for the period of 36 months after termination in case of Messrs. Woodall, Crawford and Wonstolen and 24 months after termination in case of Messrs. Schindler and Stenzel; and

◦	A lump sum amount of $12,000 for outplacement services to assist the NEO in obtaining new employment.

•
The CIC Agreements do not include gross-ups for any excise tax under Sections 280G and 4999 of the Code, but include a Section 280G better-off cut-back which provides that in the event the potential payments under the CIC Agreements would constitute "excess parachute payments" within the meaning of Section 280G of the Code, then the amount of the payout would be either (i) a reduced amount equal to $1.00 less than three times the executive's "base amount" as defined in Section 280G(3) of the Code, or (ii) paid in full, whichever results in the best after-tax amount to the executive.

•	The CIC Agreements also contain an employee non-solicitation covenant applicable for a period of two years following any termination of employment and a confidentiality covenant.

•	Any severance benefits under the CIC Agreement are subject to the NEO's execution of a general release of claims.

Executive Severance Policy and Executive Retirement, Death and Disability Guidelines

In addition to the CIC Agreements, our NEOs are eligible to participate in the Company's Executive Severance Policy and Executive Retirement, Death and Disability Guidelines (the "Severance Policy"), which provides for the following severance benefits upon termination by the Company without "cause" or by the NEO for "good reason", payable in cash in equal quarterly installments over the severance period:

•
An amount equal to two times (in case of Mr. Woodall), one and one-half times (in case of Messrs. Crawford and Wonstolen) and one times (in case of Mr. Schindler and Stenzel) of the sum of (i) the NEO's base salary in effect at the time of termination plus (ii) a pro-rated portion of the annual bonus for the year of termination based on target, actual performance or other factors, as determined by the Compensation Committee in its discretion;

•
Continuation of health and welfare benefits for the period of 24 months in case of Mr. Woodall, 18 months in case of Messrs. Crawford and Wonstolen and 12 months in case of Messrs. Schindler and Stenzel; and

•	Outplacement services for up to three months.

Any payments under the Severance Policy are subject to the discretion of the Compensation Committee and the NEO's execution of a general release of claims.

Treatment of Incentive Equity Awards

Pursuant to the applicable award agreements, in the event of an NEO's termination without cause or resignation for good reason not related to a change-in-control:

•
All outstanding stock options and time-vesting restricted stock awards that would have otherwise vested within 12 months of the termination date will immediately vest; provided that any awards granted within 6 months prior to the date of such termination are forfeited upon the date of such termination; and

•
A pro-rated portion of any performance-based awards will immediately vest based on actual TSR through the termination date and at target for financial/operational metrics; provided that any awards granted within 12 months prior to such termination are forfeited upon the date of such termination.

In the event of an NEO's death, disability or retirement:

•
Any unvested time-vesting restricted stock awards will be forfeited and all unvested stock options will immediately vest ; provided that any awards granted within 6 months prior to the date of such termination are forfeited upon the date of such termination; and

•
A pro-rated portion of any performance-based awards will vest based on actual performance following the completion of the full performance period; provided that any awards granted within 12 months prior to such termination are forfeited upon the date of such termination.

Upon termination without cause or resignation for good reason following a change in control, all outstanding stock options and time-vesting restricted stock awards will immediately vest. Performance-based awards will vest based on actual performance for TSR through the termination date and at target for financial/operational metrics.

Potential Payments Upon Termination, Including Termination as a Result of a Change-in-Control, as of December 31, 2018

The table below summarizes the estimated payments that would potentially be payable to our NEOs pursuant to the Severance Policy assuming that they incurred a qualifying termination on December 31, 2018. Additionally, the table summarizes estimated payments that would be payable to our NEOs under the CIC Agreements, assuming that their employment terminated on December 31, 2018 within two years following a change in control. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause, or a termination by us before a change in control (unless the termination was within 180 days prior to the change in control and the transaction that results in the change in control is initiated prior to such termination, in which event the payments summarized below would apply).

Executive	Payment Elements	Resignation for Good Reason or Termination Without Cause (1)	Retirement (1)	Death or Disability (1)	Qualifying Termination in Connection with a Change in Control (2)
R. Scot Woodall
	Cash Severance (3)	$2,372,000	$—	$—	$3,636,250
	Termination Year Bonus (4)	$444,750	$—	$444,750	$593,000
	Equity Awards Acceleration (5)	$1,146,555	$—	$—	$2,204,539
	Health & Welfare (6)	$60,999	$—	$—	$102,262
	Outplacement Services (7)	$12,000	$—	$—	$12,000
	Total Benefit	$4,036,304	$—	$444,750	$6,548,051
William M. Crawford
	Cash Severance (3)	$923,819	$—	$—	$1,847,637
	Termination Year Bonus (4)	$226,384	$—	$226,384	$250,879
	Equity Awards Acceleration (5)	$199,688	$—	$—	$444,136
	Health & Welfare (6)	$45,749	$—	$—	$102,262
	Outplacement Services (7)	$12,000	$—	$—	$12,000
	Total Benefit	$1,407,640	$—	$226,384	$2,656,914
Kenneth A. Wonstolen (8)
	Cash Severance (3)	$897,671	$—	$—	$1,853,588
	Termination Year Bonus (4)	$215,942	$215,942	$215,942	$256,478
	Equity Awards Acceleration (5)	$238,836	$—	$—	$490,142
	Health & Welfare (6)	$34,148	$—	$—	$68,297
	Outplacement Services (7)	$12,000	$—	$—	$12,000
	Total Benefit	$1,398,597	$215,942	$215,942	$2,680,505
Troy L. Schindler (8)
	Cash Severance (3)	$538,146	$—	$—	$1,079,889
	Termination Year Bonus (4)	$143,786	$143,786	$143,786	$201,805
	Equity Awards Acceleration (5)	$206,917	$—	$—	$439,246
	Health & Welfare (6)	$20,272	$—	$—	$45,531
	Outplacement Services (7)	$12,000	$—	$—	$12,000
	Total Benefit	$921,121	$143,786	$143,786	$1,778,471
William K. Stenzel (8)
	Cash Severance (3)	$488,467	$—	$—	$976,934
	Termination Year Bonus (4)	$104,905	$104,905	$104,905	$183,175
	Equity Awards Acceleration (5)	$185,567	$—	$—	$396,448
	Health & Welfare (6)	$20,272	$—	$—	$45,531
	Outplacement Services (7)	$12,000	$—	$—	$12,000
	Total Benefit	$811,211	$104,905	$104,905	$1,614,088

(1)	Reflects benefits payable upon a qualifying termination pursuant to the Severance Policy.

(2)	Reflects benefits payable upon a qualifying termination pursuant to the CIC Agreements.

(3)
Pursuant to the Severance Policy, upon termination without cause or resignation for good reason, Mr. Woodall is entitled to receive an amount equal to two times (2x) the sum of (i) the NEO's base salary in effect at the time of termination plus (ii) an amount equal to the NEO's target cash bonus in the year in which the termination occurs. Mr. Crawford and Mr. Wonstolen are entitled to receive an amount that is one and one-half times (1.5x) the above sum and Mr. Schindler and Mr. Stenzel are entitled to receive an amount that is one times (1x) the above sum. Pursuant to the CIC Agreements, in the event of termination without cause or resignation for good reason within two years following a change in control, Mr. Woodall, Mr. Crawford and Mr. Wonstolen are entitled to receive an amount that is three times (3x) the sum of (i) the NEO's base salary in effect at the time of termination plus (ii) the greater of (A) an amount equal to the NEO's target cash bonus in the year in which the termination occurs of (B) the average of the actual cash bonus paid in the most recent three years preceding the calendar year of termination. Mr. Schindler and Mr. Stenzel are entitled to receive an amount that is two times (2x) the above sum.

(4)
Pursuant to the Severance Policy, upon termination due to death or disability, termination without cause, or resignation for good reason, each NEO is entitled to receive a termination year bonus paid pro-rata at the Compensation Committee's discretion. The Compensation Committee can choose to pay based on target, actual performance or other factors. The termination year bonus is shown at actual performance for the performance period ended on December 31, 2018. Pursuant to the CIC Agreements, upon termination without cause or a resignation for good reason following a change in control, each NEO is entitled to receive a termination year bonus pro-rata amount equal to the greater of (A) target or (B) actual bonus based on performance for the performance period ended on December 31, 2018. The termination year bonus is shown at target.

(5)
In the event of termination without cause or resignation for good reason, all outstanding stock options and time-vesting restricted stock awards that would have otherwise vested within 12 months of the termination date will immediately vest unless the award was granted within the last 6 months, in which case they are forfeited. Performance-based awards will immediately vest pro-rata based on actual performance for TSR through the termination date and at target for financial/operational metrics, unless the awards were granted within the last 12 months, in which case they are forfeited. In the event of death, disability or retirement, all unvested time-vesting restricted stock awards will be forfeited and all unvested stock options will immediately vest unless granted within the last 6 months, in which case they are forfeited. Performance-based awards will vest pro-rata based on actual performance following the completion of the full performance period unless the awards were granted within the last 12 months, in which case they are forfeited. Upon termination without cause or resignation for good reason following a change in control, all outstanding stock options and time-vesting restricted stock awards will immediately vest. Performance-based awards will vest based on actual performance for TSR through the termination date and at target for financial/operational metrics. The 2018 performance-based awards are shown at actual performance for TSR through December 31, 2018.

(6)
Pursuant to the Severance Policy, in the event of termination without cause or resignation for good reason, health and welfare benefits will continue for Mr. Woodall for 24 months, Mr. Crawford and Mr. Wonstolen for 18 months and Mr. Schindler and Mr. Stenzel for 12 months. Pursuant to the CIC Agreements, in the event of termination without cause or a resignation for good reason following a change in control, health and welfare benefits will continue for Messrs. Woodall, Crawford and Wonstolen for 36 months and Messrs. Schindler and Stenzel for 24 months.

(7)	In the event of a termination without cause or resignation for good reason, whether or not following a change in control, each NEO is eligible to receive outplacement services valued at $12,000.

(8)	Mr. Wonstolen, Mr. Schindler and Mr. Stenzel are retirement eligible and are eligible to receive the same benefits upon retirement that they would receive upon death or disability.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we have included a comparison of our CEO's total annual compensation to that of our Median Employee, as defined below.

As of December 31, 2018, our total population consisted of 156 employees (including our CEO). Our CEO to Median Employee is a reasonable estimate calculated in accordance with Item 401(u) of Regulation S-K. Due to no significant changes in our workforce or compensation programs, we are utilizing the "Median Employee" that we identified based on earnings paid during calendar year 2017 to all employees employed by us as of December 31, 2017. We used a consistently applied compensation measure to determine earnings, which included regular pay, bonus, holidays, bereavement, jury duty, overtime, sick pay, vacation, and 401k match. The annual total compensation of our median employee for 2018 was $146,066. As disclosed in the Summary Compensation Table, our CEO had annual total compensation of $4,411,736. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 30.2 to 1.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors' and officers' liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and applicable law.

Director Compensation

In 2018, our non-employee directors ("Outside Directors"), with the exception of Mr. Gieselman and Mr. Glick, received an annual retainer of $65,000, paid in quarterly installments. This amount was prorated for the directors that were elected other than at an annual meeting of shareholders. The Chair of the Audit Committee received an additional annual retainer of $25,000, the Chair of the Compensation Committee received an additional annual retainer of $15,000, and the chairs of the other standing committees received an additional annual retainer of $10,000. The Non-Executive Chair of the Board received an additional retainer of $75,000, paid in quarterly installments. Pursuant to the terms of the Stockholders Agreement dated March 19, 2018 among the Company, FCEC, and NGP Natural Resources XI, L.P., in lieu of equity compensation, each of Mr. Gieselman and Mr. Glick received cash compensation equal to twice the amount of the annual cash retainer payable to Outside Directors.

Outside Directors may elect to receive all or a portion of their cash compensation for a calendar year in the form of restricted stock units which are settled in shares of common stock after the end of each quarter based on the closing price of the Company's common stock on the NYSE on the last trading day of the quarter.

Outside Directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees and director education programs.

Outside Directors also receive annual compensation in the form of equity to better align their interests with the interests of our shareholders. The equity portion of the compensation for Outside Directors is paid in the form of restricted stock units having a grant date fair value of $125,000. The restricted stock units are granted to each Outside Director on June 1 of each calendar year (the "Date of Grant"). All restricted stock units are settled in shares of common stock. Unless prior to the Date of Grant the director has elected a later settlement date, the restricted stock units are settled on the earlier to occur of the first anniversary of the Date of Grant or the date that the Outside Director ceases to be a director other than as a result of removal from office. Outside Directors elected other than at an annual meeting of shareholders are eligible for a partial equity award.

Mr. Woodall does not receive any additional compensation for his service as a director.

2018 Director Compensation Table

The table below sets forth the compensation for our Outside Directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Jim W. Mogg (2)	$75,000	$190,000	$265,000
Mark S. Berg (2)	$2,000	$174,000	$176,000
Scott A. Gieselman	$102,000	$—	$102,000
Craig S. Glick	$102,000	$—	$102,000
Andrew C. Kidd (2)	$2,000	$174,000	$176,000
Lori A. Lancaster (2)(3)	$5,000	$29,000	$34,000
William F. Owens (2)	$75,000	$125,000	$200,000
Edmund P. Segner, III (2)	$75,000	$125,000	$200,000
Michael R. Starzer (2)	$60,000	$125,000	$185,000
Randy I. Stein (2)	$23,000	$192,000	$215,000
Michael E. Wiley (2)	$20,000	$185,000	$205,000

(1)
This column includes $125,000 for each director other than Mr. Gieselman and Mr. Glick, which is the grant date fair value of the restricted stock unit awards as calculated in accordance with ASC Topic 718, of the portion of each director's annual compensation paid in the form of restricted stock units. This amount disregards the estimate of forfeitures. For additional information about assumptions see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. This column also includes portions of quarterly director fees and/or committee chair fees for the year ended December 31, 2018 that certain directors elected to receive in the form of restricted stock units as follows: $65,000 for Mr. Mogg, $49,000 for Mr. Berg, $49,000 for Mr. Kidd, $67,000 for Mr. Stein and $60,000 for Mr. Wiley.

(2)	As of December 31, 2018, each director held the following number of outstanding restricted stock units:

Name	Restricted Stock Units (#)
Jim W. Mogg	17,985
Mark S. Berg	17,985
Scott A. Gieselman	—
Craig S. Glick	—
Andrew C. Kidd	17,985
Lori A. Lancaster	8,820
William F. Owens	94,374	(a)
Edmund P. Segner, III	100,133	(a)
Michael R. Starzer	17,985
Randy I. Stein	17,985
Michael E. Wiley	17,985

(a)	Includes 76,389 restricted stock units for Mr. Owens and 82,148 restricted stock units for Mr. Segner that have vested, but such director chose to defer the settlement until a later date.

(3)
Ms. Lancaster's annual compensation paid in the form of restricted stock units was prorated due to her appointment to the Board on December 4, 2018. Ms. Lancaster's restricted stock units vest on June 1, 2019.

Review and Approval of Related Party Transactions

Pursuant to the terms of its Charter, the Audit Committee shall review, and approve, deny or ratify all related party transactions. Related party transactions are strongly discouraged. All proposed related party transactions are disclosed to, and subject to approval by, the Audit Committee, and are considered on a case-by-case basis.

In connection with a crude oil gathering project initiated in the fourth quarter of 2018, the Company entered into discussions with Outrigger Energy ("Outrigger") for in-field crude gathering services. Outrigger is majority owned by an affiliate of NGP, and the transaction was identified as a potential related party transaction as a result of NGP's affiliation with FCEC, which owns more than five percent of the Company's voting securities. The Audit Committee reviewed the terms of the transaction. Based on the fact that multiple bids from unaffiliated vendors were solicited, received, and reviewed, and the terms of the proposed transaction taken as a whole are fair and reasonable to the Company, the Audit Committee approved the transaction with Outrigger. The Company subsequently executed the agreement with Outrigger.

Director Independence

The Board of Directors assesses directors' independence each year, and periodically as circumstances change. A director cannot be considered independent unless the Board affirmatively determines that such director does not have any material relationship with the Company, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE. The Board has determined that Messrs. Berg, Kidd, Mogg, Owens, Segner, Stein, and Wiley, and Ms. Lancaster, are independent.

All members of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are considered independent, satisfying NYSE listing standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports and amendments thereto furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent shareholders under Section 16(a) were timely filed during the year ended December 31, 2018, with the exception of certain Form 4 filings for each of our executive officers to report the conversion of cash units from our 2016 and

2017 performance programs to restricted stock units upon the closing of the Merger. The conversion from cash units to restricted stock units occurred on March 19, 2018, and the applicable Form 4s were filed on May 14, 2018.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters, and provides a mechanism for submitting any concerns or questions either to our General Counsel or to a third party monitored hotline service. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.hpres.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any waiver from a provision of the Code of Business Conduct and Ethics that applies to our directors or executive officers is required to be approved by the Board or the Nominating and Corporate Governance Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and the New York Stock Exchange, and will be posted on our website.

Audit Committee Report

The primary purpose of the Audit Committee, which is discussed in detail in its Charter, is to (a) select, oversee and evaluate the Company's independent registered public accounting firm, (b) oversee and evaluate the Company's internal audit function and (c) provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	the integrity of the Company's financial statements;

•	the Company's compliance with legal and regulatory requirements related to financial reporting;

•	the independence and qualifications of the Company's independent registered public accounting firm;

•	the preparation of required disclosures for the Company's financial statement filings with the SEC; and

•	the evaluation as to whether the Company has effective processes for risk assessment and risk management.

Our Board has determined that both Mr. Stein and Mr. Segner meet the qualifications of an "audit committee financial expert" as defined by SEC rules. The Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, and the Audit Committee uses the Company's internal audit department to assist with these responsibilities. The internal audit department has unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive sessions without management present.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with Deloitte & Touche LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee discussed Deloitte & Touche LLP's independence with management and the independent registered public accounting firm. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2018.

Based on the Audit Committee's discussions with management and Deloitte & Touche LLP and its review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended to the Board that the Company's 2018 audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

The Audit Committee
Randy I. Stein, Chair
Andrew C. Kidd
Lori A. Lancaster
Edmund P. Segner, III
Michael E. Wiley

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement. This is sometimes referred to as "say-on-pay". In accordance with the preferences of our shareholders as expressed at our 2017 annual meeting of shareholders, we are providing shareholders with the opportunity to approve the compensation of our named executive officers at each annual meeting of shareholders. However, due to the Merger, we did not hold an annual meeting of shareholders in 2018, and no say-on-pay vote was conducted in 2018. At our 2017 annual meeting of shareholders, our say on pay proposal passed, with 87% of votes cast for approval.

As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term shareholder value.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders' concerns.

The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively is required to approve this Proposal No. 2. Broker non-votes and abstentions will have no effect on the outcome of the proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 1601 Wewatta Street, Suite 400, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2019. Services provided to us by Deloitte & Touche LLP during 2018 are described under "Fees to Independent Auditors" below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in reviewing the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of our shareholders and the Company. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast affirmatively or negatively. Abstentions will have no effect on the outcome of the proposal. There will be no broker non-votes on this proposal because it is considered a routine matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES WILL BE VOTED "FOR" THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

Fees to Independent Auditors

The following table presents aggregate fees billed or expected to be billed by Deloitte & Touche LLP for the last two fiscal years (in thousands):

	2017	2018
Audit Fees (1)	$560,000	$740,000
Audit-Related Fees (2)	288,000	200,000
Tax Fees	—	—
All Other Fees (3)	2,793	2,793
Total Fees	$850,793	$942,793

(1)
The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002. The fee increase from 2017 to 2018 is primarily a result of the larger company size following the Merger.

(2)
Includes reviews of registration statements and related consents and comfort letters as well as audit services related to mergers and acquisitions and oil and gas property acquisitions and divestitures.

(3)	The Company paid Deloitte & Touche LLP for an annual subscription for certain research software.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either: (1) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (2) the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP's fees for services in 2017 and 2018.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment. See "Proposals By Individual Shareholders; Discretionary Authority To Vote Proxies" below.

PROPOSALS BY INDIVIDUAL SHAREHOLDERS

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of shareholders following the end of our 2019 fiscal year, proposals by individual shareholders must be received by us no later than November 22, 2019. Shareholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year's annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year's annual meeting of shareholders, or between December 23, 2019 and January 22, 2020 for the 2019 annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A shareholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by shareholders submitting proposals to nominate directors is described in greater detail above under "Proposal No. 1-Election of Directors." A copy of our Bylaws is available on our website (go to www.hpres.com then to the "About Us" tab and then to the "Corporate Governance" tab) or contact our Corporate Secretary at 555 17th Street, Suite 3700, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC's "householding" rules. These householding rules permit the delivery of only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Any shareholder of record who shares an address with another shareholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, and/or request future delivery of separate materials upon writing our Corporate Secretary at 555 17 th Street, Suite 3700, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any shareholder of record who shares an address with another shareholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 555 17 th Street, Suite 3700, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 TO ANY OF OUR SHAREHOLDERS OF RECORD, OR TO ANY SHAREHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 4, 2019. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, HIGHPOINT RESOURCES CORPORATION, 555 17th STREET, SUITE 3700, DENVER, COLORADO 80202, OR YOU CAN CALL (303) 293-9100 TO REQUEST A COPY.

This notice and proxy statement are sent by order of the Board of Directors.

Dated	March 20, 2019	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2019. You are requested to cast your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

* * * * *

ANNUAL MEETING OF HIGHPOINT RESOURCES

Date: May 1, 2019
Time: 8:30 a.m. (Mountain Time)
Place: 555 17th Street, 38th Floor, Crystal Peak "A" Conference Room
Denver, CO 80202

Please make your marks like this: ☒ **Use dark black pencil or pen only**

The Board of Directors Recommends a Vote "**FOR**" proposals 1, 2 and 3.

1: Election of Directors:

	For	Withhold	Directors Recommend
01 Mark S. Berg	☐	☐	For
02 Scott A. Gieselman	☐	☐	For
03 Craig S. Glick	☐	☐	For
04 Andrew C. Kidd	☐	☐	For
05 Lori A. Lancaster	☐	☐	For
06 Jim W. Mogg	☐	☐	For
07 William F. Owens	☐	☐	For
08 Edmund P. Segner	☐	☐	For
09 Michael R. Starzer	☐	☐	For
10 Randy I. Stein	☐	☐	For
11 Michael E. Wiley	☐	☐	For
12 R. Scot Woodall	☐	☐	For

	For	Against	Abstain	
2: Advisory vote on compensation of named executive officers.	☐	☐	☐	For
3: To ratify the selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2019.	☐	☐	☐	For

4: To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Annual Meeting of HIGHPOINT RESOURCES CORPORATION to be held on Wednesday, May 1, 2019 for Holders as of March 4, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/HPR
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-240-5213
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints R. Scot Woodall and Kenneth A. Wonstolen, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of HighPoint Resources Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes for 401(k) participants must be received by 11:59 P.M., Eastern Time, April 26, 2019.

PROXY TABULATOR FOR
HIGHPOINT RESOURCES CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — HighPoint Resources Corporation
Annual Meeting of Shareholders
May 1, 2019, 8:30 a.m. (Mountain Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints R. Scot Woodall and Kenneth A. Wonstolen (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of HighPoint Resources Corporation, a Delaware corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 555 17th Street, 38th Floor, Crystal Peak "A" Conference Room, Denver, CO 80202, on May 1, 2019 at 8:30 a.m. (Mountain Time) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1. Election Directors:

01 Mark S. Berg	07 William F. Owens
02 Scott A. Gieselman	08 Edmund P. Segner
03 Craig S. Glick	09 Michael R. Starzer
04 Andrew C. Kidd	10 Randy I. Stein
05 Lori A. Lancaster	11 Michael E. Wiley
06 Jim W. Mogg	12 R. Scot Woodall

2. Advisory vote on compensation of named executive officers.
3. To ratify the selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2019.
4. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, and "FOR" proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, and "FOR" proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

To attend the meeting and vote your shares in person, please mark this box. ☐